EXHIBIT 10.1

AMENDED AND RESTATED CREDIT AGREEMENT
Dated as of February 15, 2012

Among

PROGRESS ENERGY, INC.
(Borrower)

and

THE BANKS LISTED ON THE SIGNATURE PAGES HEREOF
(Banks)

and

CITIBANK, N.A.
(Administrative Agent)

and

CITIBANK, N.A.,
SUNTRUST BANK and
WELLS FARGO BANK, N.A.
(as Issuing Banks)

CITIGROUP GLOBAL MARKETS, INC. and J.P. MORGAN SECURITIES LLC
(Joint Lead Arrangers)

JPMORGAN CHASE BANK, N.A.
(Syndication Agent)

TABLE OF CONTENTS

Section	Page

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS	1

Section 1.01.	Certain Defined Terms	1
Section 1.02.	Computation of Time Periods	13
Section 1.03.	Accounting Terms	13

ARTICLE II AMOUNTS AND TERMS OF THE ADVANCES	13

ARTICLE III CONDITIONS PRECEDENT	26

Section 3.01.	Conditions Precedent to Effectiveness of Amendment and Restatement	26
Section 3.02.	Conditions Precedent to Each Borrowing and to the Issuance of Letters of Credit	27

ARTICLE IV REPRESENTATIONS AND WARRANTIES	28

Section 4.01.	Representations and Warranties of the Borrower	28

ARTICLE V COVENANTS OF THE BORROWER	30

Section 5.01	Affirmative Covenants	30
Section 5.02.	Negative Covenants	32

ARTICLE VI EVENTS OF DEFAULT	34

Section 6.01.	Events of Default	34

ARTICLE VII THE ADMINISTRATIVE AGENT AND THE ISSUING BANKS	36

ARTICLE VIII MISCELLANEOUS	39

SCHEDULES

I	-	List of Commitments and Applicable Lending Offices
II	-	Adopted Letters of Credit

EXHIBITS

A-1	-	Form of Notice of Borrowing
A-2	-	Form of Notice of Conversion
B	-	Form of Assignment and Acceptance
C-1	-	Form of Opinion of General Counsel to Progress Energy Service Company, LLC
C-2	-	Form of Opinion of Special Counsel for the Borrower
D	-	Form of Opinion of Counsel for the Administrative Agent
E	-	Form of Compliance Certificate

AMENDED AND RESTATED CREDIT AGREEMENT
Dated as of February 15, 2012

    This AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is made by PROGRESS ENERGY, INC., a North Carolina corporation (the “Borrower”), the banks listed on the signature pages hereof (the “Banks”), CITIBANK, N.A. (“Citibank”), as administrative agent (the “Administrative Agent”) for the Lenders (as hereinafter defined), and CITIBANK, SUNTRUST BANK and WELLS FARGO BANK, N.A., as the Issuing Banks.

WITNESSETH:

    WHEREAS, the Borrower has requested that the Banks, the Administrative Agent and the Issuing Banks agree, on the terms and conditions set forth herein, to amend and restate the Credit Agreement, dated as of May 3, 2006 (as amended, the “Prior Credit Agreement”), among the Borrower, the Administrative Agent, and the banks, financial institutions and other institutional lenders party thereto. The Banks, the Administrative Agent and the Issuing Banks have indicated their willingness to amend and restate the Prior Credit Agreement on the terms and conditions of this Agreement.

    NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree that, subject to the satisfaction of the conditions precedent set forth in Section 3.01, the Prior Credit Agreement is amended and restated as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

    SECTION 1.01. Certain Defined Terms.

    As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

       “Administrative Agent” has the meaning specified in the introductory paragraph of this Agreement.

       “Advance” means an advance by a Lender to the Borrower as part of a Borrowing and refers to a Base Rate Advance or a Eurodollar Rate Advance, each of which shall be a “Type” of Advance.

       “Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with such Person or is a director or officer of such Person.

       “Applicable Lending Office” means, with respect to each Lender, (i) such Lender’s Domestic Lending Office in the case of a Base Rate Advance, or (ii) such Lender’s Eurodollar Lending Office, in the case of a Eurodollar Rate Advance.

       “Applicable Margin” means for each Type of Advance at all times during which any Applicable Rating Level set forth below is in effect, the interest rate per annum set forth below next to such Applicable Rating Level:

Applicable Rating Level	Applicable Margin for Eurodollar Rate Advances	Applicable Margin for Base Rate Advances
1	0.900%	0%
2	1.000%	0%
3	1.075%	0.075%
4	1.275%	0.275%
5	1.475%	0.475%
6	1.625%	0.625%

provided, that

(i)	the Applicable Margins set forth above for each Applicable Rating Level shall increase upon the occurrence and during the continuance of any Event of Default by 2.0%, and

(ii)	any change in the Applicable Margin resulting from a change in the Applicable Rating Level shall become effective upon the date of announcement of a change in the Moody’s Rating or the S&P Rating that results in a change in the Applicable Rating Level.

       “Applicable Rating Level” at any time shall be determined in accordance with the then-applicable S&P Rating and the then-applicable Moody’s Rating as follows:

S&P Rating/Moody’s Rating	Applicable Rating Level
A or higher or A2 or higher	1
A- or A3	2
BBB+ or Baa1	3
BBB or Baa2	4
BBB- or Baa3	5
lower than Level 5 or unrated	6

In the event that the S&P Rating and the Moody’s Rating are not at the same Applicable Rating Level but differ by only one Applicable Rating Level, then the higher of the two ratings shall determine the Applicable Rating Level, unless the S&P Rating is below BBB- or the Moody’s Rating is below Baa3. In the event that the S&P Rating and the Moody’s Rating differ by more than one Applicable Rating Level or the S & P Rating is below BBB- or the Moody’s Rating is below Baa3, then the Applicable Rating Level immediately below the higher of the two ratings shall be the Applicable Rating Level. The Applicable Rating Level shall be redetermined on the date of announcement of a change in the S&P Rating or the Moody’s Rating.

       “Arrangers” means Citigroup Global Markets, Inc. and J.P. Morgan Securities LLC.

       “Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit B hereto.

       “Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or the exercise of control over such Person by a governmental authority or instrumentality thereof if and for so long as such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such governmental authority or instrumentality) to reject, repudiate, disavow or disaffirm obligations such as those under this Agreement.

       “Banks” has the meaning specified in the introductory paragraph of this Agreement.

       “Base Rate” means, for any Interest Period or any other period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times be equal to the highest from time to time of:

(i)	the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate;

(ii)	1/2 of one percent per annum above the Federal Funds Rate in effect from time to time; and

(iii)	BBA LIBOR, as published by Reuters (or another commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at 11:00 a.m. (London time) on the date of determination for a term of one month (or if no such rates are quoted on such day for any reason, the previous day for which quotations are available) (the “One-Month LIBOR Rate”) plus 1%; provided, however, if more than one rate is specified on such service, the applicable rate shall be the arithmetic mean of all such rates plus 1%.

       “Base Rate Advance” means an Advance that bears interest as provided in Section 2.06(a).

       “BBA LIBOR” has the meaning specified in the definition of “Eurodollar Rate”.

       “Borrower” has the meaning specified in the introductory paragraph of this Agreement.

       “Borrowing” means a borrowing consisting of simultaneous Advances of the same Type made by each of the Lenders pursuant to Section 2.01 or Converted pursuant to Section 2.08 or 2.09.

       “Business Day” means a day of the year on which banks are not required or authorized to close at the principal office of any Lender and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

       “Change of Control” means the occurrence, after the date of this Agreement, of any Person or “group” (within the meaning of Rule 13(d) or 14(d) of the Securities and Exchange Commission under the Exchange Act), directly or indirectly, acquiring beneficial ownership of or control over securities of the Borrower (or other securities convertible into such securities) representing 30% or more of the combined voting power of all securities of the Borrower entitled to vote in the election of directors; provided, that, the Duke Merger shall not constitute a “Change of Control”.

       “Citibank” has the meaning specified in the introductory paragraph of this Agreement.

       “Commitment” has the meaning specified in Section 2.01.

       “Consolidated” refers to the consolidation of the accounts of the Borrower and its Subsidiaries in accordance with GAAP.

       “Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of another Type, or the selection of a new, or the renewal of the same, Interest Period for Eurodollar Rate Advances, pursuant to Section 2.08(g) or 2.09.

       “CP&L” means the Carolina Power and Light Company.

       “Credit Parties” has the meaning specified in the definition of “Defaulting Lender”.

       “Defaulting Lender” means any Lender, as reasonably determined by the Administrative Agent, that (i) has failed, within three Business Days after the date required to be funded or paid, (A) to fund any portion of its Advances or (B) to pay over to any Lender, any Issuing Bank or the Administrative Agent (collectively, the “Credit Parties”) any other amount required to be paid by it under this Agreement, unless, in the case of clauses (A) and (B) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (ii) has notified the Borrower or any Credit Party in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding an Advance cannot be satisfied) or generally under other agreements in which it commits to extend credit, (iii) has failed, within three Business Days after request by the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations under the Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to clause (iii) upon such requesting party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (iv) has become the subject of a Bankruptcy Event.

       “Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

       “Duke Merger” means the merger contemplated by the Agreement and Plan of Merger, dated January 8, 2011, between Diamond Acquisition Corporation and Duke Energy Corporation pursuant to which Diamond will be merged into the Borrower, and the Borrower, will become a wholly-owned subsidiary of Duke Energy Corporation.

       “Eligible Assignee” means (i) any other Lender or any Affiliate of a Lender meeting the criteria set forth in clause (ii) hereof and (ii) (A) any other commercial bank organized under the laws of the United States, or any State thereof, and having a combined capital and surplus of at least $250,000,000 (as established in its most recent report of condition to its primary regulator), (B) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof, and having a combined capital and surplus of at least $250,000,000 (as established in its most recent report of condition to its primary regulator), (C) a commercial bank organized under the laws of any other country that is a member of the OECD, or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow, or the Cayman Islands, or a political subdivision of any such country, and having a combined capital and surplus of at least $250,000,000 (as established in its most recent report of condition to its primary regulator); provided that such bank is acting through a branch or agency located in the United States or in the country in which it is organized or another country that is described in this clause (C), (D) the central bank of any country that is a member of the OECD, or (E) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership or other entity) that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business, whose outstanding unsecured indebtedness is rated AA- or better by S&P or Aa3 or better by Moody’s (or an equivalent rating by another nationally-recognized credit rating agency of similar standing if neither of such corporations is then in the business of rating unsecured indebtedness) or, in the case of an Affiliate of a Lender only, whose obligations are fully guaranteed by a finance company, insurance company or other financial institution or fund whose outstanding unsecured indebtedness has such a rating.

       “Environmental Laws” means any federal, state or local laws, ordinances or codes, rules, orders, or regulations relating to pollution or protection of the environment, including, without limitation, laws relating to hazardous substances, laws relating to reclamation of land and waterways and laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollution, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

       “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

       “Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

       “Eurodollar Lending Office” means, with respect to each Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

       “Eurodollar Rate” means, for the Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing an interest rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or another commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at 11:00 a.m. (London time), two Business Days prior to the commencement of such Interest Period, for dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in U.S. dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Advance being made, continued or converted by Citibank and with a term equivalent to such Interest Period would be offered by Citibank or its principal London banking Affiliate to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

       “Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.06(b).

       “Eurodollar Rate Reserve Percentage” of any Lender for the Interest Period for any Eurodollar Rate Advance means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

       “Events of Default” has the meaning assigned to that term in Section 6.01.

       “Exchange Act” means the Securities Exchange Act of 1934, and the regulations promulgated thereunder, in each case as amended and in effect from time to time.

       “Extension of Credit” means (i) the making of an Advance or (ii) the issuance of a Letter of Credit or the amendment of any Letter of Credit having the effect of extending the stated termination date thereof or increasing the maximum amount to be drawn thereunder.

       “Facility Fee Percentage” means, at all times during which any Applicable Rating Level set forth below is in effect, the rate per annum set forth below next to such Applicable Rating Level:

Applicable Rating Level	Facility Fee Percentage
1	0.100%
2	0.125%
3	0.175%
4	0.225%
5	0.275%
6	0.375%

provided, that a change in the Facility Fee Percentage resulting from a change in the Applicable Rating Level shall become effective upon the date of announcement of a change in the Moody’s Rating or the S&P Rating that results in a change in the Applicable Rating Level.

       “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

       “First Mortgage Bonds” means those bonds issued from time to time by CP&L pursuant to the Mortgage.

       “Florida Power” means Florida Power Corporation.

       “Florida Power Mortgage” means the Indenture, dated as of January 1, 1944, between Florida Power, Guaranty Trust Company of New York and the Florida National Bank of Jacksonville, as modified, amended or supplemented from time to time.

       “Florida Power Mortgage Bonds” means those bonds issued from time to time by Florida Power pursuant to the Florida Power Mortgage.

       “FPC” means Florida Progress Corporation.

       “GAAP” means generally accepted accounting principles, including principles of consolidation, consistent with those applied in the preparation of the financial statements referred to in Section 4.01(e).

       “Granting Lender” has the meaning specified in Section 8.07(j).

       “Guaranty” of any Person means any obligation, contingent or otherwise, of such Person (i) to pay any Liability of any other Person or to otherwise protect, or having the practical effect of protecting, the holder of any such Liability against loss (whether such obligation arises by virtue of such Person being a partner of a partnership or participant in a joint venture or by agreement to pay, to keep well, to purchase assets, goods, securities or services or to take or pay, or otherwise) or (ii) incurred in connection with the issuance by a third Person of a Guaranty of any Liability of any other Person (whether such obligation arises by agreement to reimburse or indemnify such third Person or otherwise). The word “Guarantee” when used as a verb has the correlative meaning.

       “Hostile Acquisition” shall mean any Target Acquisition (as defined below) involving a tender offer or proxy contest that has not been recommended or approved by the board of directors (or similar governing body) of the Person that is the subject of such Target Acquisition prior to the first public announcement or disclosure relating to such Target Acquisition. As used in this definition, the term “Target Acquisition” shall mean any transaction, or any series of related transactions, by which any Person directly or indirectly (i) acquires any ongoing business or all or substantially all of the assets of any other Person or division thereof, whether through purchase of assets, merger or otherwise, (ii) acquires (in one transaction or as the most recent transaction in a series of transactions) control of at least a majority in ordinary voting power of the securities of any other such Person that have ordinary voting power for the election of directors or (iii) otherwise acquires control of more than a 50% ownership interest in any other such Person.

       “ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

       “Indebtedness” of any Person means (i) any obligation of such Person for borrowed money, (ii) any obligation of such Person evidenced by a bond, debenture, note or other similar instrument, (iii) any obligation of such Person to pay the deferred purchase price of property or services, except a trade account payable that arises in the ordinary course of business but only if and so long as the same is payable on customary trade terms, (iv) any obligation of such Person as lessee under a capital lease, (v) any Mandatorily Redeemable Stock of such Person (the amount of such Mandatorily Redeemable Stock to be determined for this purpose as the higher of the liquidation preference and the amount payable upon redemption of such Mandatorily Redeemable Stock), (vi) any obligation of such Person to purchase securities or other property that arises out of or in connection with the sale of the same or substantially similar securities or property, (vii) any non-contingent obligation of such Person to reimburse any other Person in respect of amounts paid under a letter of credit or other Guaranty issued by such other Person to the extent that such reimbursement obligation remains outstanding after it becomes non-contingent, (viii) any Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a mortgage, lien, pledge, charge or other encumbrance on any asset of such Person, (ix) any Liabilities in respect of unfunded vested benefits under plans covered by Title IV of ERISA, (x) any Synthetic Lease Obligations of such Person and (xi) any Indebtedness of others Guaranteed by such Person.

       “Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Advance or the date of the Conversion of any Advance into such an Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, as the Borrower may, in the Notice of Borrowing given by the Borrower to the Administrative Agent pursuant to Section 2.02, select; provided, however, that:

(i)	the Borrower may not select any Interest Period that ends after the Termination Date;

(ii)	Interest Periods commencing on the same date for Advances comprising the same Borrowing shall be of the same duration; and

(iii)	whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day.

The Administrative Agent shall promptly advise each Lender by or telecopy transmission of each Interest Period so selected by the Borrower.

       “Issuing Bank” shall mean Citibank, SunTrust Bank and Wells Fargo Bank, N.A., each as an issuer of Letters of Credit, and any other Lender or Affiliate thereof that agrees pursuant to Section 7.07 to act as an Issuing Bank hereunder.

       “LC Commitment” shall mean, with respect to any Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit on the terms and conditions hereof in an aggregate stated amount not to exceed the amount agreed from time to time by such Issuing Bank and the Borrower pursuant to Section 7.07.

       “LC Disbursement” shall mean a payment made by an Issuing Bank pursuant to a Letter of Credit.

       “LC Documents” shall mean the Letters of Credit and all applications, agreements and instruments relating to the Letters of Credit.

       “LC Exposure” shall mean, at any time, the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (ii) the aggregate amount of all LC Disbursements that have not been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender shall be its Pro Rata Share of the total LC Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

       “Lenders” means the Banks and each Eligible Assignee that shall become a party hereto pursuant to Section 8.07.

       “Letter of Credit” shall mean any letter of credit issued pursuant to Section 2.15 by an Issuing Bank for the account of the Borrower.

       “Liability” of any Person means any indebtedness, liability or obligation of or binding upon, such Person or any of its assets, of any kind, nature or description, direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, whether arising under contract, applicable law, or otherwise, whether now existing or hereafter arising.

       “Majority Lenders” means at any time Lenders holding more than 50% of the aggregate Outstanding Credits, or, if no Outstanding Credits are then outstanding, Lenders having more than 50% of the Commitments (provided that, for purposes hereof, neither the Borrower, nor any of its Affiliates, if a Lender, shall be included in (i) the Lenders holding such amount of the Advances or having such amount of the Commitments or (ii) determining the aggregate unpaid principal amount of the Advances or the total Commitments).

       “Mandatorily Redeemable Stock” means, with respect to any Person, any share of such Person’s capital stock to the extent that it is (i) redeemable, payable or required to be purchased or otherwise retired or extinguished, or convertible into any Indebtedness or other Liability of such Person, (A) at a fixed or determinable date, whether by operation of a sinking fund or otherwise, (B) at the option of any Person other than such Person or (C) upon the occurrence of a condition not solely within the control of such Person, such as a redemption required to be made out of future earnings or (ii) convertible into Mandatorily Redeemable Stock.

       “Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

       “Moody’s Rating” means, on any date of determination, the debt rating most recently announced by Moody’s with respect to the Borrower’s long-term senior unsecured non-credit-enhanced debt.

       “Mortgage” means the Mortgage and Deed of Trust, dated as of May 1, 1940, from CP&L to The Bank of New York (formerly Irving Trust Company) and to Frederick G. Herbst (W.T. Cunningham, successor), as modified, amended or supplemented from time to time.

       “Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

       “Notice of Borrowing” has the meaning specified in Section 2.02(a).

       “Notice of Conversion” has the meaning specified in Section 2.09.

       “OECD” means the Organization for Economic Cooperation and Development.

       “One-Month LIBOR Rate” has the meaning specified in the definition of “Base Rate”.

       “Outstanding Credits” means, on any date of determination, an amount equal to the sum of (i) the aggregate principal amount of all Advances outstanding on such date plus (ii) the LC Exposure on such date. The “Outstanding Credits” of any Lender means, on any date of determination, an amount equal to the sum of (A) the aggregate principal amount of all outstanding Advances made by such lender plus (B) such Lender’s LC Exposure on such date.

       “Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001), as in effect from time to time.

       “Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a foreign state or political subdivision thereof or any agency of such state or subdivision.

       “Plan” means an employee benefit plan (other than a Multiemployer Plan) maintained for employees of the Borrower or any of its Affiliates and covered by Title IV of ERISA.

       “Prior Credit Agreement” has the meaning specified in the recitals.

       “Pro Rata Share” shall mean, with respect to any Commitment of any Lender at any time, a percentage, the numerator of which shall be such Lender’s Commitment (or if the Commitments have been terminated or expired or the Outstanding Credits have been declared to be due and payable, the Outstanding Credits made by such Lender), and the denominator of which shall be the sum of the Commitments of all Lenders (or if the Commitments have been terminated or expired or the Outstanding Credits have been declared to be due and payable, the Outstanding Credits made by all Lenders).

       “Portfolio Transaction” means the sale of Florida Progress’s and CP&L’s portfolio of affordable housing investments.

       “Register” has the meaning specified in Section 8.07(c).

       “Responsible Officer” means the President, any Vice President, the Chief Financial Officer, the Treasurer, the Controller or any Assistant Treasurer of the Borrower the signatures of whom, in each case, have been certified to the Administrative Agent and each other Lender pursuant to Section 3.01(c), or in a certificate delivered to the Administrative Agent replacing or amending such certificate. Each Lender may conclusively rely on each certificate so delivered until it shall have received a copy of a certificate from the Secretary or an Assistant Secretary of the Borrower amending, canceling or replacing such certificate.

       “S&P” means Standard & Poor’s Ratings Group or any successor thereto.

       “S&P Rating” means, on any date of determination, the debt rating most recently announced by S&P with respect to the Borrower’s long-term senior unsecured non-credit-enhanced debt.

       “Significant Subsidiary” means CP&L, Florida Power and any other Subsidiary of the Borrower that at any time constitutes a “significant subsidiary”, as such term is defined in Regulation S-X of the Securities and Exchange Commission as in effect on the date hereof (17 C.F.R. Part 210).

       “Solvent” means, with respect to any person as of a particular date, that on such date such person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed as the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

       “Subsidiary” means, with respect to any Person, any corporation or unincorporated entity of which more than 50% of the outstanding capital stock (or comparable interest) having ordinary voting power (irrespective of whether at the time capital stock (or comparable interest) of any other class or classes of such corporation or entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by said Person (whether directly or through one or more other Subsidiaries).

       “Syndication Agent” means JPMorgan Chase Bank, N.A.

       “Synthetic Lease” means a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee pursuant to Statement of Financial Accounting Standards No. 13, as amended, and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

       “Synthetic Lease Obligations” means, with respect to any Person, the sum of (i) all remaining rental obligations of such Person as lessee under Synthetic Leases that are attributable to principal and, without duplication, and (ii) all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.

       “Termination Date” means the earliest to occur of (i) May 3, 2013, (ii) the date of termination in whole of the Commitments pursuant to Section 2.04 or 6.01 and (iii) the Second Effective Date, as defined in the Credit Agreement, dated as of November 18, 2011, among Duke Energy Corporation, as a borrower, the other borrowers party thereto, the lenders party thereto, Wells Fargo Bank, National Association, as administrative agent, and the other agents party thereto.

       “Termination Event” means (i) a Reportable Event described in Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30-day notice to the Pension Benefit Guaranty Corporation under such regulations), or (ii) the withdrawal of the Borrower or any of its Affiliates from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or (iii) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, or (iv) the institution of proceedings to terminate a Plan by the Pension Benefit Guaranty Corporation, or (v) any other event or condition that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

       “Total Capitalization” means the sum of the value of the common stock, retained earnings, and preferred and preference stock of the Borrower (in each case, determined in accordance with GAAP), plus Consolidated Indebtedness of the Borrower.

    SECTION 1.02. Computation of Time Periods.

    In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

    SECTION 1.03. Accounting Terms.

    All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

ARTICLE II
AMOUNTS AND TERMS OF THE ADVANCES

    SECTION 2.01. The Advances.

    (a)   Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Advances to the Borrower from time to time on any Business Day during the period from the date hereof to and including the day prior to the Termination Date, in an aggregate amount outstanding not to exceed at any time the amount set forth opposite such Lender’s name on Schedule I hereto or, if such Lender has entered into any Assignment and Acceptance, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 8.07(c), as such amount may be reduced pursuant to Section 2.04 (such Lender’s “Commitment”), and each Issuing Bank agrees to issue Letters of Credit for the account of the Borrower from time to time on any Business Day during the period from the date hereof until the tenth Business Day prior to the Termination Date in an aggregate amount not to exceed the amount of such Issuing Bank’s LC Commitment. Each Borrowing shall be in an aggregate amount not less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof and shall consist of Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments. Until the day prior to the Termination Date, within the limits of each Lender’s Commitment, the Borrower may from time to time borrow, repay pursuant to Section 2.05 or prepay pursuant to Section 2.10(b) and reborrow under this Section

2.01. In no event shall the Borrower be entitled to request or receive any Extension of Credit that would cause the aggregate Outstanding Credits to exceed the Commitments.

    (b)    Any Lender may request that the Advances made by it be evidenced by one or more promissory notes. In such event, the Borrower shall prepare, execute and deliver to such Lender one or more promissory notes payable to the order of such Lender (or, if requested by such Lender, to such Lender and its assignees) and in a form approved by the Administrative Agent.

    SECTION 2.02. Making the Advances.

    (a)   Each Borrowing shall be made on notice, given not later than 11:00 A.M. (New York City time) on the day of such proposed Borrowing, in the case of a Borrowing comprised of Base Rate Advances, or on the third Business Day prior to the date of the proposed Borrowing, in the case of a Borrowing comprised of Eurodollar Rate Advances, by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof by telecopier. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telecopier, confirmed promptly in writing, in substantially the form of Exhibit A-1 hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) in the case of a Borrowing comprised of Eurodollar Rate Advances, the Interest Period for each such Advance. In the case of a proposed Borrowing comprised of Eurodollar Rate Advances, the Administrative Agent shall promptly notify each Lender of the applicable interest rate under Section 2.06(b).  Each Lender shall, before 1:00 P.M. (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at its address referred to in Section 8.02, in same day funds, such Lender’s ratable portion of such Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower at the Administrative Agent’s aforesaid address.

    (b)   Each Notice of Borrowing shall be irrevocable and binding on the Borrower and, in respect of any Borrowing comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss or expense incurred by such Lender as a result of any failure by the Borrower to fulfill on or before the date specified for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits) or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

    (c)    Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing (in the case of a Eurodollar Borrowing) or the time of any Borrowing (in the case of a Base Rate Borrowing) date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent (without duplication), forthwith on demand, such corresponding amount, together with interest thereon for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (x) in the case of the Borrower, the interest rate applicable at the time to Advances comprising such Borrowing and (y) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement.

    (d)   The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

    (e)   If, for any reason, a Borrowing is not made on the date specified in any Notice of Borrowing, the Administrative Agent hereby agrees to repay to each Lender the amount, if any, that such Lender has made available to the Administrative Agent as such Lender’s ratable portion of such Borrowing, together with interest thereon for each day from the date such amount is made available to the Administrative Agent until the date such amount is repaid to such Lender, at the Federal Funds Rate.

    SECTION 2.03. Fees.

    (a)   The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee on each Lender’s Commitment, irrespective of usage, (i) from the date hereof, in the case of each Bank, and (ii) from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender, in the case of each other Lender, until the Termination Date at the rate per annum equal to the Facility Fee Percentage from time to time in effect. Such fee shall be calculated on the basis of actual number of days elapsed in a year of 365 or 366 days. Such fee shall be payable quarterly in arrears on the last day of each March, June, September and December during the term of such Lender’s Commitment, and on the Termination Date.

    (b)   The Borrower agrees to pay to the Administrative Agent an agency fee in such amounts and payable at such times, as shall be agreed to between them in writing.

    (c)   The Borrower agrees to pay to the Administrative Agent for the account of each Lender a letter of credit fee at a rate per annum equal to the Applicable Margin for Eurodollar Rate Advances in effect from time to time on the average daily amount of each such Lender’s LC Exposure from the date hereof until the later to occur of the Termination Date and the date on which there is no amount remaining available to be drawn under any Letter of Credit. Such fee shall be calculated on the basis of actual number of days elapsed in a year of 360 days. Such fee shall be payable quarterly in arrears on the last day of each March, June, September and

December and on the later to occur of the Termination Date and the date on which there is no amount remaining available to be drawn under any Letter of Credit.

    (d)   The Borrower agrees to pay to each Issuing Bank for its own account a fronting fee and such other customary fees and expenses relating to the issuance, amendment, and drawings under the Letters of Credit, in such amounts and payable at such times as shall be agreed between them in writing.

    SECTION 2.04. Reduction of the Commitments.

    The Borrower shall have the right, upon at least three Business Days’ notice to the Administrative Agent, irrevocably to terminate in whole or reduce ratably in part the unused portions of the respective Commitments of the Lenders; provided that the aggregate amount of the Commitments of the Lenders shall not be reduced to an amount that is less than the aggregate principal amount of the Outstanding Credits; and provided, further, that each partial reduction of Commitments shall be in the aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof. Once terminated or reduced, the Commitments may not be reinstated.

    SECTION 2.05. Repayment of Advances.

    The Borrower shall repay the principal amount of each Advance made by each Lender on the Termination Date.

    SECTION 2.06. Interest on Advances.

    The Borrower shall pay interest on the unpaid principal amount of each Advance made by each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

    (a)   Base Rate Advances. If such Advance is a Base Rate Advance, a rate per annum equal at all times to the Base Rate in effect from time to time, plus the Applicable Margin, payable quarterly in arrears on the last day of each March, June, September and December and on the date such Base Rate Advance shall be paid in full; provided, however, that if and for so long as an Event of Default has occurred and is continuing, interest on the unpaid principal amount of each Base Rate Advance shall be payable on demand.

    (b)   Eurodollar Rate Advances. If such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of the Eurodollar Rate for such Interest Period, plus the Applicable Margin for such Eurodollar Rate Advance in effect from time to time, payable on the last day of such Interest Period and, if such Interest Period for such Advance has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period; provided, however, that if and for so long as an Event of Default has occurred and is continuing, interest on the unpaid amount of each Eurodollar Rate Advance shall be payable on demand.

    SECTION 2.07. Additional Interest on Eurodollar Rate Advances.

    The Borrower shall pay to each Lender additional interest on the unpaid principal amount of each Eurodollar Rate Advance of such Lender, from the date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for the Interest Period for such Advance from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Advance. All claims for such additional interest shall be submitted by such Lender to the Borrower (with a copy to the Administrative Agent) as soon as is reasonably possible and in all events within 90 days after the first day of such Interest Period; provided, however, that if a claim is not submitted to the Borrower within such 90-day period, such Lender shall thereby waive its claim to such additional interest incurred during such 90-day period but not to any such additional interest incurred thereafter. A certificate as to the amount of such additional interest, submitted to the Borrower (with a copy to the Administrative Agent) by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

    SECTION 2.08. Interest Rate Determination.

    (a)   The Administrative Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.06(a) or (b).

    (b)   If, with respect to any Eurodollar Rate Advances, the Majority Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Majority Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon

(i)	each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and

(ii)	the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

    (c)   If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances.

    (d)   On the date on which the aggregate unpaid principal amount of Advances comprising any Borrowing shall be reduced, by prepayment or otherwise, to less than $20,000,000, such Advances shall, if they are Advances of a Type other than Base Rate Advances, automatically Convert into Base Rate Advances, and on and after such date the right of the Borrower to Convert such Advances into Advances of a Type other than Base Rate

Advances shall terminate; provided, however, that if and so long as each such Advance shall be of the same Type and have the same Interest Period as Advances comprising another Borrowing or other Borrowings, and the aggregate unpaid principal amount of all such Advances shall equal or exceed $20,000,000, the Borrower shall have the right to continue all such Advances as, or to Convert all such Advances into, Advances of such Type having such Interest Period.

    (e)   If an Event of Default has occurred and is continuing, (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

    SECTION 2.09. Voluntary Conversion of Advances.

    The Borrower may, on any Business Day prior to the Termination Date, upon notice given to the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion, in the case of any proposed Conversion into Eurodollar Rate Advances, and on the date of the proposed Conversion, in the case of any proposed Conversion into Base Rate Advances, and subject to the provisions of Sections 2.08 and 2.12, Convert all Advances of one Type comprising the same Borrowing into Advances of another Type; provided, however, that any Conversion of any Eurodollar Rate Advances into Advances of another Type shall be made on, and only on, the last day of an Interest Period for such Eurodollar Rate Advances, except as otherwise provided in Section 2.12. Each such notice of a Conversion (a “Notice of Conversion”) shall be by telecopier, confirmed promptly in writing, in substantially the form of Exhibit A-2 hereto and shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the aggregate amount of, Type of, and Interest Periods applicable to, the Advances to be Converted, (iii) the Type of Advance to which such Advances (or portions thereof) are proposed to be Converted, and (iv) if such Conversion is into or with respect to Eurodollar Rate Advances, the duration of the Interest Period for each such Advance.

    SECTION 2.10. Prepayments of Advances.

    (a)    The Borrower shall have no right to prepay any principal amount of any Advances other than as provided in subsection (b) below.

    (b)   The Borrower may, upon notice given to the Administrative Agent at least two Business Days prior to the proposed prepayment, in the case of any Eurodollar Rate Advance, and on the date of the proposed prepayment, in the case of any Base Rate Advance, and if such notice is given the Borrower shall, prepay the outstanding principal amounts of the Advances comprising the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the amount prepaid and, in the case of any Eurodollar Rate Advance, any amount payable pursuant to Section 8.04(b); provided, however, that (i) each partial prepayment shall be in an aggregate principal amount not less than $5,000,000 and in integral multiples of $1,000,000 in excess thereof and (ii) in the case of any such prepayment of a Eurodollar Rate Advance, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.04(b) on the date of such prepayment.

    SECTION 2.11. Increased Costs.

    (a)   If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements, in the case of Eurodollar Rate Advances, included in the Eurodollar Rate Reserve Percentage), in or in the interpretation of any law or regulation, or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) (including, in each case, all requests, rules, guidelines or directives issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States financial regulatory authorities, regardless of the date adopted, issued, promulgated or implemented), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances or any increase in the cost to such Lender or any Issuing Bank of participating in or issuing any Letter of Credit, then the Borrower shall from time to time, upon demand by such Lender or such Issuing Bank (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender or such Issuing Bank additional amounts sufficient to reimburse such Lender or such Issuing Bank for such increased cost. All claims for increased cost shall be submitted by such Lender or such Issuing Bank to the Borrower (with a copy to the Administrative Agent) as soon as is reasonably possible and in all events within 90 days after such introduction, such change, or the beginning of such compliance, the occurrence of which resulted in such increased cost, and the Borrower shall make such payment within five Business Days after notice of such claim is received; provided, however, that if a claim is not submitted to the Borrower within such 90-day period, such Lender or such Issuing Bank shall thereby waive its claim to such increased cost incurred during such 90-day period but not to any such increased cost incurred thereafter. A certificate as to the amount of such increased cost, submitted to the Borrower (with a copy to the Administrative Agent) by such Lender or such Issuing Bank, shall be conclusive and binding for all purposes, absent manifest error.

    (b)   If any Lender or any Issuing Bank determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) (including all requests, rules, guidelines or directives concerning capital adequacy issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) affects or would affect the amount of capital required or expected to be maintained by such Lender or such Issuing Bank or any corporation controlling such Lender or such Issuing Bank and that the amount of such capital is increased by or based upon the existence of such Lender’s commitment to lend or participate in Letters of Credit or the obligation of such Issuing Bank to issue Letters of Credit hereunder and other commitments of this type, then, upon demand by such Lender or such Issuing Bank (with a copy of such demand to the Administrative Agent), the Borrower shall immediately pay to the Administrative Agent for the account of such Lender or such Issuing Bank, from time to time as specified by such Lender or such Issuing Bank, additional amounts sufficient to compensate such Lender or Issuing Bank or such corporation in the light of such circumstances, to the extent that such Lender or such Issuing Bank reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend or participate in Letters of Credit or the obligation of such Issuing Bank to issue Letters of Credit hereunder. All claims for such additional amounts shall be submitted by such Lender or such Issuing Bank (with a copy to the Administrative Agent) as soon as is reasonably possible and in all events within 90 days after such determination by such Lender or such Issuing Bank, and the Borrower shall make such payment within five Business Days after notice of such claim is received; provided, however, that if a claim is not submitted to the Borrower within such 90-day period, such Lender or such Issuing Bank shall thereby waive its claim to such additional amounts incurred during such 90-day period but not to any such additional amounts incurred thereafter. A certificate as to such amounts submitted to the Borrower and the Administrative Agent by such Lender or such Issuing Bank shall be conclusive and binding for all purposes, absent manifest error.

    SECTION 2.12. Illegality.

    Notwithstanding any other provision of this Agreement, if any Lender shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for such Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (i) the obligation of the Lenders to make Eurodollar Rate Advances or to Convert Advances into Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and (ii) the Borrower shall forthwith prepay in full all Eurodollar Rate Advances of all Lenders then outstanding, together with interest accrued thereon, unless the Borrower, within five Business Days of notice from the Administrative Agent, Converts all Eurodollar Rate Advances of all Lenders then outstanding into Advances of another Type in accordance with Section 2.09.

    SECTION 2.13. Payments and Computations.

    (a)   The Borrower shall make each payment hereunder, without condition or deduction for any counterclaim, defense, recoupment or setoff, not later than 11:00 A.M. (New York City time) on the day when due in U.S. dollars to the Administrative Agent at its address referred to in Section 8.02 in same day funds. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or fees (other than pursuant to Section 2.02(c), 2.07 or 2.11) ratably to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Issuing Bank or to any Lender to such Issuing Bank or to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(d), from and after the effective date specified in such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

    (b)   All computations of interest based on the base rate referred to in clause (i) of the definition of Base Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate, the One-Month LIBOR Rate or Federal Funds Rate or of fees payable hereunder shall be made by the Administrative Agent, and all computations of interest pursuant to Section 2.07 shall be made by a Lender on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent (or, in the case of Section 2.07, by a Lender) of an interest rate hereunder shall be conclusive and binding for all purposes.

   (c)   Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

    (d)   Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender, together with interest thereon for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent at the Federal Funds Rate.

    SECTION 2.14. Sharing of Payments, Etc.

    (a)   If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances made by it (other than pursuant to Section 2.02(c), 2.07 or 2.11) in excess of its ratable share of payments on account of the Extensions of Credit obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participation in the Extensions of Credit made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery, together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.14 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-

off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

    (b)    If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.02(a) or 2.15(e), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent to satisfy such Lender’s obligations under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

    SECTION 2.15. Letters of Credit.

    (a)   From time to time and on any Business Day during the period from the date hereof to the tenth Business Day preceding the Termination Date, each Issuing Bank, in reliance upon the agreements of the other Lenders pursuant to subsection (d) of this Section 2.15, agrees to issue, at the request of the Borrower, Letters of Credit for the account of the Borrower on the terms and conditions hereinafter set forth; provided, that (i) each Letter of Credit shall expire on the earlier of (A) the date one year after the date of issuance of such Letter of Credit (or in the case of any renewal or extension thereof, one year after such renewal or extension) and (B) the date that is five Business Days prior to the Termination Date; (ii) each Letter of Credit shall be in a stated amount of at least $25,000; and (iii) the Borrower may not request any Extension of Credit relating to a Letter of Credit if, after giving effect to such Extension of Credit, (X) the aggregate Outstanding Credits would exceed the Commitments or (Y) that portion of the LC Exposure arising from Letters of Credit issued by such Issuing Bank and from LC Disbursements made by such Issuing Bank would exceed the amount of such Issuing Bank’s LC Commitment. Upon each Extension of Credit relating to a Letter of Credit issued by any Issuing Bank, each Lender shall be deemed, and hereby irrevocably and unconditionally agrees, to purchase from such Issuing Bank without recourse a participation in such Letter of Credit equal to such Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit. Each Letter of Credit shall utilize the Commitment of each Lender by an amount equal to the amount of such participation.

    (b)   To request an Extension of Credit relating to a Letter of Credit, the Borrower shall give an Issuing Bank and the Administrative Agent irrevocable written notice at least three Business Days prior to the requested date of such Extension of Credit specifying the date (which shall be a Business Day) on which such Extension of Credit is to occur, the expiration date of such Letter of Credit, the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. In addition to the satisfaction of the conditions in Section 3.02, such Extension of Credit will be subject to the further conditions that such Letter of Credit shall be in such form and contain such terms as such Issuing Bank shall approve and that the Borrower shall have executed and delivered any additional applications, agreements and instruments relating to such Extension of Credit as such Issuing Bank shall reasonably require; provided, that in the event of any conflict between such applications, agreements or instruments and this Agreement, the terms of this Agreement shall control.

    (c)    At least two Business Days prior to each Extension of Credit relating to a Letter of Credit, the applicable Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received the notice related thereto and, if it has not, such Issuing Bank will provide the Administrative Agent with a copy thereof. Unless such Issuing Bank has received notice from the Administrative Agent on or before the Business Day immediately preceding the date on which such Issuing Bank is to make the requested Extension of Credit relating to such Letter of Credit directing such Issuing Bank not to make such Extension of Credit because such Extension of Credit is not then permitted hereunder because of the limitations set forth in subsection (a) of this Section 2.15, or that one or more conditions specified in Section 3.02 are not then satisfied, then, subject to the terms and conditions hereof, such Issuing Bank shall, on the requested date, make such Extension of Credit in accordance with such Issuing Bank’s usual and customary business practices.

    (d)   Each Issuing Bank shall examine all documents purporting to represent a demand for payment under a Letter of Credit promptly following its receipt thereof.  Such Issuing Bank shall notify the Borrower and the Administrative Agent (i) of such demand for payment and (ii) whether such Issuing Bank has made or will make a LC Disbursement thereunder; provided, that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to such LC Disbursement.The Borrower shall be irrevocably and unconditionally obligated to reimburse such Issuing Bank for any LC Disbursements paid by such Issuing Bank in respect of such drawing, without presentment, demand or other formalities of any kind.  Unless the Borrower shall have notified such Issuing Bank and the Administrative Agent prior to 11:00 A.M. on the Business Day immediately prior to the date on which such drawing is honored that the Borrower intends to reimburse such Issuing Bank for the amount of such drawing in funds other than from the proceeds of Advances, the Borrower shall be deemed to have timely given a Notice of Borrowing to the Administrative Agent requesting a Borrowing compromising Base Rate Advances on the date on which such drawing is honored in the amount payable to such Issuing Bank in respect of such LC Disbursement; provided, that for purposes solely of such Borrowing, the conditions precedents set forth in Section 3.02 hereof shall not be applicable. The Administrative Agent shall notify the Lenders of such Borrowing in accordance with Section 2.03(a), and each Lender shall make the proceeds of its Base Rate Advance included in such Borrowing available to the Administrative Agent for the account of such Issuing Bank in accordance with Section 2.03(a). The proceeds of such Borrowing shall be applied directly by the Administrative Agent to reimburse such Issuing Bank for such LC Disbursement.

    (e)   If for any reason a Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions and the Borrower has not otherwise reimbursed an Issuing Bank for an LC Disbursement, then each Lender shall be obligated to fund the participation that such Lender purchased pursuant to subsection (a) in an amount equal to its Pro Rata Share of such LC Disbursement on and as of the date on which such Borrowing should have occurred. Each Lender’s obligation to fund its participation shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or any other Person may have against any Issuing Bank or any other Person for any reason whatsoever, (ii) the existence of an Event of Default or the termination of the Commitments, (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any of its Subsidiaries, (iv) any breach of this Agreement by the Borrower or any other Lender, (v) any amendment, renewal or extension of any Letter of Credit or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.  On the date that such participation is required to be funded, each Lender shall promptly transfer, in immediately available funds, the amount of its participation to the Administrative Agent for the account of such Issuing Bank. Whenever, at any time after such Issuing Bank has received from any such Lender the funds for its participation in a LC Disbursement, such Issuing Bank (or the Administrative Agent on its behalf) receives any payment on account thereof from the Borrower, the Administrative Agent or such Issuing Bank, as the case may be, will distribute to such Lender its Pro Rata Share of such payment; provided, that if such payment is required to be returned for any reason to the Borrower or to a trustee, receiver, liquidator, custodian or similar official in any bankruptcy proceeding, such Lender will return to the Administrative Agent or such Issuing Bank any portion thereof previously distributed by the Administrative Agent or such Issuing Bank to it.

    (f)   To the extent that any Lender shall fail to pay when due any amount required to be paid pursuant to subsection (d) of this Section 2.15, such Lender shall pay to the applicable Issuing Bank (through the Administrative Agent) interest on such amount from the date such amount became due and payable to the date such payment is made at a rate per annum equal to the Federal Funds Rate.

    (g)   If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Majority Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of each Issuing Bank and the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid fees thereon; provided, that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or notice of any kind, upon the occurrence of any Event of Default described in subsection (e) of Section 6.01. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. The Borrower agrees to execute any documents and/or certificates to effectuate the intent of this subsection.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest.  Interest and profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time; or, if the maturity of the Advances has been accelerated, with the consent of the Majority Lenders, be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not so applied as aforesaid) shall be returned to the Borrower promptly after all Events of Default have been cured or waived.

    (h)   Promptly following the end of each fiscal quarter of the Borrower, each Issuing Bank shall deliver (through the Administrative Agent) to each Lender and the Borrower a report describing the Letters of Credit outstanding and the LC Exposure relating to such Issuing Bank at the end of such fiscal quarter. Upon the request of any Lender from time to time, each Issuing Bank shall deliver to such Lender any other information reasonably requested by such Lender with respect to each Letter of Credit then outstanding.

    (i)   The Borrower’s obligation to reimburse LC Disbursements hereunder shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever and irrespective of any of the following circumstances:

(i)	any lack of validity or enforceability of any Letter of Credit or this Agreement;

(ii)	the existence of any claim, set-off, defense or other right that the Borrower or any Subsidiary or Affiliate of the Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Person or entity for which any such beneficiary or transferee may be acting), any Lender (including any Issuing Bank) or any other Person, whether in connection with this Agreement or any Letter of Credit or any document related hereto or thereto or any unrelated transaction;

(iii)	any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)	payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document to such Issuing Bank that does not comply with the terms of such Letter of Credit;

(v)	any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Subsection, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder; or

(vi)	the existence of an Event of Default.

Neither the Administrative Agent, any Issuing Bank, any Lender nor any Affiliate of the foregoing Persons, nor any director, officer, employee, agent of any such Person or Affiliate shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to above), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided, that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts or other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree, that in the absence of gross negligence or willful misconduct on the part of such Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, such Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

    (j)   Each Letter of Credit (1) if a standby Letter of Credit, shall be subject to the rules of the ISP, and (2) if a commercial Letter of Credit shall be subject to the Uniform Customs and Practices for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time, and, to the extent not inconsistent therewith, the governing law of this Agreement set forth in Section 8.09.

    (k)   Upon the satisfaction of the conditions precedent set forth in Sections 3.01 and 3.02, and without any further action on the part of the Borrower or the applicable Issuing Bank pursuant to Section 2.15(b) or (c), the letters of credit described in Schedule II shall be deemed to be Letters of Credit for all purposes under this Agreement.

ARTICLE III
CONDITIONS PRECEDENT

    SECTION 3.01. Conditions Precedent to Effectiveness of Amendment and Restatement.

    The amendment and restatement of the Prior Credit Agreement contemplated hereby shall not become effective, and the obligation of each Lender to make its initial Advance after the date hereof and of each Issuing Bank to issue its initial Letter of Credit after the date hereof shall not become effective, unless and until all fees due and payable by the Borrower in connection with this Agreement have been paid and the Administrative Agent shall have received the following:

    (a)   Promissory notes, in a form acceptable to the Administrative Agent, payable to the order of each Lender that has requested such a note.

    (b)   Copies of the resolutions of the Board of Directors of the Borrower approving this Agreement and all documents evidencing other necessary corporate action, certified by the Secretary or an Assistant Secretary of the Borrower to be true and correct, and in full force and effect on and as of the date hereof.

    (c)   A certificate of the Secretary or an Assistant Secretary of the Borrower, dated as of the date hereof, certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the other documents to be delivered hereunder.

    (d)   A certificate of a Responsible Officer of the Borrower, dated as of the date hereof, certifying (i) the accuracy of the representations and warranties contained herein and (ii) that no event has occurred and is continuing that constitutes an Event of Default or that would constitute an Event of Default but for the requirement that notice be given or time elapse, or both.

    (e)   Certified copies of all governmental approvals and authorizations required to be obtained in connection with the execution, delivery and performance by the Borrower of this Agreement.

    (f)   Certified copies of the Restated Charter and By-Laws of the Borrower.

    (g)   Favorable opinions of counsel for the Borrower, substantially in the forms of Exhibit C-1 and C-2, respectively, hereto and as to such other matters as any Issuing Bank or any Lender through the Administrative Agent may reasonably request.

    (h)   A favorable opinion of King & Spalding LLP, counsel for the Administrative Agent, substantially in the form of Exhibit D hereto.

    (i)   All Advances made under the Prior Credit Agreement, together with accrued interest thereon and all accrued facility fees payable under Section 2.03 through the date of effectiveness of this Agreement, shall have been paid in full.

    (j)   The Up-Front Fees, as defined in the Arrangement Fee Letter, dated as of January 30, 2012, among the Borrower and the Joint Lead Arrangers (as defined therein), shall have been paid.

    SECTION 3.02. Conditions Precedent to Each Borrowing and to the Issuance of Letters of Credit.

    The obligation of each Lender to make an Advance on the occasion of each Borrowing (including the initial Borrowing) and of each Issuing Bank to make any Extension of Credit relating to a Letter of Credit shall be subject to the further conditions precedent that (a) in the case of the making of an Advance, the Administrative Agent shall have received the written confirmatory Notice of Borrowing with respect thereto, and (b) on the date of any Extension of Credit, the following statements shall be true (and the giving of the Notice of Borrowing or the giving of notice of a requested Letter of Credit pursuant to Section 2.15(b) and the acceptance by the Borrower of the proceeds of the Borrowing or the issuance of a requested Letter of Credit related thereto shall constitute a representation and warranty by the Borrower that on the date of such Borrowing or issuance of such Letter of Credit such statements are true):

(i)	The representations and warranties contained in Section 4.01 (other than the last sentence of Section 4.01(e) and Section 4.01(f)) are correct on and as of the date of such Extension of Credit before and after giving effect to such Extension of Credit and to the application of the proceeds therefrom, as though made on and as of such date; and

(ii)	No event has occurred and is continuing, or would result from such Extension of Credit or from the application of the proceeds therefrom that would constitute an Event of Default but for the requirement that notice be given or time elapse, or both;

and (c) the Administrative Agent shall have received such other approvals, opinions and documents as any Issuing Bank or any Lender through the Administrative Agent may reasonably request.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

    SECTION 4.01. Representations and Warranties of the Borrower.

    The Borrower represents and warrants as follows:

    (a)   Each of the Borrower and each Significant Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and is duly qualified to do business in and is in good standing under the laws of each other jurisdiction where the nature of its business or the nature of property owned or used by it makes such qualification necessary (except where failure to so qualify would not have a material adverse affect on the financial condition, operations or properties of the Borrower and its Subsidiaries, taken as a whole).

    (b)   The execution, delivery and performance by the Borrower of this Agreement are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Borrower’s charter or by-laws or (ii) any law or contractual restriction binding on or affecting the Borrower or its properties.

    (c)   No authorization or approval or other action by, and no notice to or filing with any governmental authority or regulatory body is required for the due execution, delivery and performance by the Borrower of this Agreement, other than a notification to the North Carolina Utilities Commission, which has been timely made.

    (d)    This Agreement has been duly executed and delivered by the Borrower and is, and any promissory note when delivered pursuant to Section 2.01(b) will be, the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms.

    (e)   The Consolidated balance sheets of the Borrower and its Subsidiaries as of December 31, 2010, and the related Consolidated statements of income and retained earnings of the Borrower and its Subsidiaries for the fiscal year then ended, copies of which have been furnished to each Lender and each Issuing Bank, fairly present the financial condition of the Borrower and its Subsidiaries as at such date and the results of the operations of the Borrower and its Subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied. Since December 31, 2010, there has been no material adverse change in the financial condition, operations or properties of the Borrower and its Subsidiaries, taken as a whole.

    (f)   Except as described in the reports and registration statements that the Borrower, CP&L, FPC and Florida Power have filed with the Securities and Exchange Commission prior to the date of this Agreement, there is no pending or threatened action or proceeding affecting the Borrower or any Subsidiary before any court, governmental agency or arbitrator, that may materially adversely affect the financial condition, operations or properties of the Borrower and its Subsidiaries, taken as a whole.

    (g)   No proceeds of any Extension of Credit will be used to acquire any security in any transaction that is subject to Sections 13 and 14 of the Exchange Act.

    (h)   No proceeds of any Extension of Credit will be used in connection with any Hostile Acquisition.

    (i)    The Borrower is not engaged in the business of extending credit for the purpose of buying or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Advance will be used to buy or carry any margin stock or to extend credit to others for the purpose of buying or carrying any margin stock.

    (j)   Following application of the proceeds of each Extension of Credit, not more than 5% of the value of the assets (either of the Borrower only or of the Borrower and the Subsidiaries on a Consolidated basis) subject to the provisions of Section 5.02(a) or 5.02(e) will be margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System).

    (k)   No Termination Event has occurred or is reasonably expected to occur with respect to any Plan, which is reasonably likely to materially adversely affect the financial condition, operation or properties of the Borrower and its Subsidiaries, taken as a whole.

    (l)   The Borrower is not an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

    (m)   The Borrower is in substantial compliance with all applicable laws, rules, regulations and orders of any governmental authority, the noncompliance with which would materially and adversely affect the business or condition of the Borrower, such compliance to include, without limitation, substantial compliance with ERISA, Environmental Laws and paying before the same become delinquent all material taxes, assessments and governmental charges imposed upon it or upon its property, except to the extent compliance with any of the foregoing is then being contested in good faith by appropriate legal proceedings.

    (n)   The written information furnished by the Borrower to the Administrative Agent, the Issuing Banks and the Lenders in connection with this Agreement when taken together with reports filed by the Borrower with the Securities and Exchange Commission under Section 13 of the Exchange Act as of any date of determination, does not (and all such information furnished in the future by the Borrower to the Administrative Agent, the Issuing Banks and the Lenders, when taken together with such reports filed in the future by the Borrower will not) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances under which made.

    (o)   The Borrower is Solvent.

ARTICLE V
COVENANTS OF THE BORROWER

    SECTION 5.01. Affirmative Covenants.

    So long as there shall be any Outstanding Credits, any amount payable by the Borrower hereunder shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower shall, unless the Majority Lenders shall otherwise consent in writing:

    (a)   Compliance with Laws, Etc. Except to the extent contested in good faith, comply, and cause each Subsidiary to comply, with all applicable laws, rules, regulations and orders (such compliance to include, without limitation, ERISA and applicable environmental laws and paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property), the non-compliance with which would materially adversely affect the Borrower’s business or credit.

    (b)   Preservation of Corporate Existence, Etc. Except as provided in Section 5.02(d), preserve and maintain, and cause each Significant Subsidiary to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises; provided, however, that Borrower may cause FPC to be merged into Borrower.

    (c)   Visitation Rights. At any reasonable time and from time to time, permit the Administrative Agent or any of the Lenders or any agents or representatives thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and any Subsidiary with any of their respective officers or directors.

    (d)   Keeping of Books. Keep, and cause each Subsidiary to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and such Subsidiary in accordance with GAAP.

    (e)   Maintenance of Properties, Etc. Maintain and preserve, and cause each Subsidiary to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

    (f)   Maintenance of Insurance. Maintain, and cause each Subsidiary to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates.

    (g)   Taxes. File, and cause each Subsidiary to file, all tax returns (federal, state and local) required to be filed and paid and pay all taxes shown thereon to be due, including interest and penalties except, in the case of taxes, to the extent the Borrower or such Subsidiary is contesting the same in good faith and by appropriate proceedings and has set aside adequate reserves for the payment thereof in accordance with generally accepted accounting principles.

    (h)   Material Obligations. Pay, and cause each Significant Subsidiary to pay, promptly as the same shall become due each material obligation of the Borrower or such Significant Subsidiary.

    (i)   Reporting Requirements. Furnish to each Issuing Bank and the Lenders:

(i)	as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Borrower, a Consolidated balance sheet of the Borrower and the Subsidiaries as at the end of such quarter and Consolidated statements of income and retained earnings of the Borrower and the Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the treasurer or the chief financial officer of the Borrower, together with a certificate of the treasurer or chief financial officer of the Borrower, setting forth in reasonable detail the calculation of the Borrower’s compliance with Section 5.01(j) and stating that no Event of Default and no event that, with the giving of notice or lapse of time or both, would constitute an Event of Default has occurred and is continuing, or if an Event of Default or such event has occurred and is continuing, a statement setting forth details of such Event of Default or event and the action that the Borrower has taken and proposes to take with respect thereto;

(ii)	as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, a copy of the annual report for such year for the Borrower and the Subsidiaries, containing Consolidated financial statements for such year certified by Deloitte & Touche or other independent public accountants acceptable to the Majority Lenders, together with a certificate of the treasurer or chief financial officer of the Borrower, substantially in the form of Exhibit E hereto, setting forth in reasonable detail the calculation of the Borrower’s compliance with Section 5.01(j) and stating that no Event of Default and no event that, with the giving of notice or lapse of time or both, would constitute an Event of Default has occurred and is continuing, or if an Event of Default or such event has occurred and is continuing, a statement setting forth details of such Event of Default or event and the action that the Borrower has taken and proposes to take with respect thereto;

(iii)	promptly after the sending or filing thereof, copies of all reports that the Borrower sends to any of its security holders and copies of all reports and registration statements that the Borrower or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange, to the extent not delivered by the Borrower pursuant to clause (i) or (ii) of this Section 5.01(i);

(iv)	immediately upon any Responsible Officer’s obtaining knowledge of the occurrence of any Event of Default or any event that, with the giving of notice or lapse of time, or both, would constitute an Event of Default, a statement of the chief financial officer or treasurer of the Borrower setting forth details of such Event of Default or event and the action that the Borrower proposes to take with respect thereto;

(v)	immediately upon obtaining knowledge thereof, notice of any change in either the Moody’s Rating or the S&P Rating;

(vi)	as soon as possible and in any event within five days after the commencement thereof or any adverse determination or development therein, notice of all actions, suits and proceedings that may adversely affect the Borrower’s ability to perform its obligations under this Agreement;

(vii)	as soon as possible and in any event within five days after the occurrence of a Termination Event, notice of such Termination Event;

(viii)	from time to time upon the reasonable request of any Lender or any Issuing Bank through the Administrative Agent, all information necessary for such Lender or Issuing Bank to comply with the Patriot Act; and

(ix)	such other information respecting the condition or operations, financial or otherwise, of the Borrower or any Subsidiary as any Lender or any Issuing Bank through the Administrative Agent may from time to time reasonably request.

    (j)   Indebtedness to Total Capitalization. Maintain, at all times a ratio of Consolidated Indebtedness of the Borrower and its Subsidiaries to Total Capitalization of not more than .68:1.0.

    (k)   Use of Proceeds. Use the proceeds of each Advance for general corporate purposes. No proceeds of any Advance will be used to acquire any equity security of a class that is registered pursuant to Section 12 of the Exchange Act, or any security in any transaction that is subject to Sections 13 and 14 of the Exchange Act.

    (l)   Ownership of Subsidiaries. Own at all times, directly or indirectly and free and clear of all liens and encumbrances, 100% of the common stock of CP&L and Florida Power.

    SECTION 5.02. Negative Covenants.

    So long as there shall be any Outstanding Credits, any other amount payable by the Borrower hereunder shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will not, without the written consent of the Majority Lenders:

    (a)   Liens, Etc. Create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any lien, security interest or other charge or encumbrance, or any other type of preferential arrangement, upon or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any Subsidiary to assign, any right to receive income, in each case to secure any Indebtedness of any Person, other than (i) liens, mortgages and security interests created by the Mortgage and the Florida Power Mortgage, (ii) liens and security interests against the fuel used by the Borrower in its power generating operations in favor of the suppliers thereof and (iii) liens, mortgages and security interests securing other Indebtedness of the Borrower and its Subsidiaries not exceeding $500,000,000 in the aggregate.

    (b)   Indebtedness. Create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any Indebtedness other than (i) Indebtedness hereunder, (ii) Indebtedness secured by liens and security interests permitted pursuant to clauses (ii) and (iii) of subsection 5.02(a), (iii) Indebtedness evidenced by the First Mortgage Bonds and the Florida Power Mortgage Bonds and (iv) unsecured Indebtedness, including guarantees issued in connection with the financing of pollution control facilities operated by CP&L, FPC or Florida Power, guarantees of Indebtedness incurred by any wholly-owned Subsidiary and guarantees of debt securities issued by any financing Subsidiary established to secure debt financing in the offshore markets.

   (c)   Lease Obligations. Create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any obligations for the payment of rental for any property under leases or agreements to lease having a term of one year or more that would cause the direct or contingent Consolidated liabilities of the Borrower and its Subsidiaries in respect of all such obligations payable in any calendar year to exceed 10% of the Consolidated operating revenues of the Borrower and its Subsidiaries for the immediately preceding calendar year.

    (d)   Mergers, Etc. Merge with or into or consolidate with or into, or acquire all or substantially all of the assets or securities of, any Person, unless, in each case, (i) immediately after giving effect thereto, no event shall occur and be continuing that constitutes an Event of Default or an event that with the giving of notice or lapse of time, or both, would constitute an Event of Default, and (ii) in the case of any such merger to which the Borrower is a party, such transaction is the Duke Merger or such other Person is a utility company and the resulting or surviving corporation, if not the Borrower, (x) is organized and existing under the laws of the United States of America or any State thereof, (y) is a corporation satisfactory to the Majority Lenders, and (z) shall have expressly assumed, by an instrument satisfactory in form and substance to the Majority Lenders, the due and punctual payment of all amounts due under this Agreement and the performance of every covenant and undertaking of the Borrower contained in this Agreement.

   (e)   Sales, Etc. of Assets. Sell, lease, transfer or otherwise dispose of, or permit any Subsidiary to sell, lease, transfer or otherwise dispose of, any of its assets, other than the following sales: (i) sales of generating capacity to the wholesale customers of the Borrower and the Subsidiaries, (ii) sales of nuclear fuel, (iii) sales of accounts receivable, (iv) sales in connection with a transaction authorized by subsection (d) of this Section, (v) the Portfolio Transaction, (vi) sales of investments in securities with a maturity of less than one year, and (vii) other sales not exceeding $250,000,000 in the aggregate in any fiscal year of the Borrower.

    (f)   Margin Stock. Use any proceeds of any Advance to buy or carry margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System).

    (g)   Change in Nature of Business. Engage, or cause or permit CP&L or Florida Power to engage, in a material manner in businesses other than those in which they are engaged on the date hereof and businesses reasonably related thereto.

    (h)   Hostile Acquisitions. Use any proceeds of any Extension of Credit in connection with any Hostile Acquisition.

ARTICLE VI
EVENTS OF DEFAULT

    SECTION 6.01. Events of Default.

    If any of the following events (“Events of Default”) shall occur and be continuing:

   (a)   The Borrower shall fail to pay any principal of any Advance or LC Disbursement when due, or shall fail to pay any interest on the principal amount of any Advance or LC Disbursement or any fees or other amount payable hereunder within five Business Days after such interest or fees or other amount shall become due; or

    (b)   Any representation or warranty made by the Borrower herein or by the Borrower (or any of its officers) in any document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made or deemed made; or

    (c)   The Borrower shall fail to perform or observe any other term, covenant or agreement contained in Section 5.01(b), 5.01(i)(iv), 5.01(j), 5.01(l) or 5.02 on its part to be performed or observed; or the Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed and any such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

    (d)   The Borrower or any Significant Subsidiary shall fail to pay any amount in respect of any Indebtedness in excess of $50,000,000 (but excluding Indebtedness hereunder) of the Borrower or such Significant Subsidiary (as the case may be), or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other default under any agreement or instrument relating to any such Indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

    (e)   The Borrower or any Significant Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any Significant Subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property; or the Borrower or any Significant Subsidiary shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

    (f)   Any judgment or order for the payment of money in excess of $50,000,000 shall be rendered against the Borrower or any Significant Subsidiary and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

    (g)   Any Termination Event with respect to a Plan shall have occurred, and, 30 days after the occurrence thereof, (i) such Termination Event (if correctable) shall not have been corrected and (ii) the then present value of such Plan’s vested benefits exceeds the then current value of assets accumulated in such Plan by more than the amount of $20,000,000 (or in the case of a Termination Event involving the withdrawal of a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), the withdrawing employer’s proportionate share of such excess shall exceed such amount); or

    (h)   The Borrower or any of its Affiliates as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and the plan sponsor of such Multiemployer Plan shall have notified such withdrawing employer that such employer has incurred a withdrawal liability in an annual amount exceeding $20,000,000; or

    (i)   A Change of Control shall occur;

then, and in any such event, the Administrative Agent shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, (i) declare the Commitments and the obligation of each Lender and each Issuing Bank to make Extensions of Credit to be terminated, whereupon the same shall forthwith terminate, (ii) declare the Outstanding Credits, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon such principal amount, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, and (iii) exercise the remedies specified in Section 2.15(g); provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower or any Subsidiary under the Federal Bankruptcy Code, (A) the obligation of each Lender and each Issuing Bank to make Extensions of Credit shall automatically be terminated and (B) Outstanding Credits, all such interest and all such other amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE VII
THE ADMINISTRATIVE AGENT
AND THE ISSUING BANKS

    SECTION 7.01. Authorization and Action.

    (a)   Each Issuing Bank and each Lender hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably provided for by this Agreement (including, without limitation, enforcement or collection of the Advances), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, and such instructions shall be binding upon every Issuing Bank and all Lenders; provided, however, that the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to this Agreement or applicable law.

    (b)   Each Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time and except for so long as the Administrative Agent may agree at the request of the Majority Lenders to act for such Issuing Bank with respect thereto; provided, that such Issuing Bank shall have all the benefits and immunities (i) provided to the Administrative Agent in this Article VII with respect to any acts taken or omissions suffered by each Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Article VII included such Issuing Bank with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to such Issuing Bank.

    (c)   In the event that Citibank or any of its Affiliates shall be or become an indenture trustee under the Trust Indenture Act of 1939 (as amended, the “Trust Indenture Act”) in respect of any securities issued or guaranteed by the Borrower, the parties hereto acknowledge and agree that any payment or property received in satisfaction of or in respect of any obligation of the Borrower hereunder by or on behalf of Citibank in its capacity as the Administrative Agent for the benefit of any Lender or Issuing Bank (other than Citibank or an Affiliate of Citibank) and that is applied in accordance with this Agreement shall be deemed to be exempt from the requirements of Section 311 of the Trust Indenture Act pursuant to Section 311(b)(3) of the Trust Indenture Act.

    SECTION 7.02. The Administrative Agent’s Reliance, Etc.

    Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by each or any of them under or in connection with this Agreement, except for their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent: (i) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Issuing Bank or any Lender and shall not be responsible to any Issuing Bank or any Lender for any statements, warranties or representations made in or in connection with this Agreement; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or to inspect the property (including the books and records) of the Borrower; (iv) shall not be responsible to any Issuing Bank or any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (v) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy or e-mail) believed by it to be genuine and signed or sent by the proper party or parties.

    SECTION 7.03. The Administrative Agent and its Affiliates.

    With respect to its Commitments and, the Advances made by it, the Administrative Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not an Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include each Agent in its individual capacity, as applicable. The Administrative Agent and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower, any Subsidiary and any Person who may do business with or own securities of the Borrower or any Subsidiary, all as if the Administrative Agent were not the Administrative Agent and without any duty to account therefor to the Lenders.

    SECTION 7.04. Lender Credit Decision.

    Each Issuing Bank and each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Issuing Bank or any other Lender (as applicable) and based on the financial statements referred to in Section 4.01(e) and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Issuing Bank and each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Issuing Bank or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

    SECTION 7.05. Indemnification.

    The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower) and each Issuing Bank, ratably according to the respective principal amounts of the Outstanding Credits then held by each of them (or if there are no Outstanding Credits at the time, ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent and such Issuing Bank in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent or such

Issuing Bank (as the case may be) under this Agreement; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s or such Issuing Bank’s gross negligence or willful misconduct.  Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent or such Issuing Bank (as the case may be) promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Administrative Agent or such Issuing Bank (as the case may be) in connection with the preparation, execution, administration, or enforcement of, or legal advice in respect of rights or responsibility under, this Agreement, to the extent that the Administrative Agent or such Issuing Bank (as the case may be) is not reimbursed for such expenses by the Borrower.

    SECTION 7.06. Successor Administrative Agent.

    The Administrative Agent may resign at any time by giving written notice thereof to the Lenders, each Issuing Bank and the Borrower and may be removed at any time with or without cause by the Majority Lenders. Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Majority Lenders’ removal of the retiring Administrative Agent, the Administrative Agent may appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

    SECTION 7.07. Appointment and Resignation of Issuing Banks.

    The Borrower may, from time to time, appoint one or more Lenders (or Affiliates thereof) to act as additional Issuing Banks under this Agreement.  Any such appointment shall be evidenced by a written agreement between the Borrower and any such Issuing Bank, setting forth such Issuing Bank’s agreement to act in such capacity, the LC Commitment of such Issuing Bank and information required for delivery of notices to such LC Issuing Bank pursuant to Section 8.02. Upon the delivery of a duly executed copy of such agreement to the Administrative Agent, such Issuing Bank shall become vested with all the rights, powers, privileges and duties of an “Issuing Bank” under this Agreement. In addition, any Issuing Bank may resign as an Issuing Bank under this Agreement, with the written consent of the Borrower and upon notice of such resignation to the Administrative Agent, at any time that no Letters of Credit issued by such Issuing Bank and no LC Disbursements payable to such Issuing Bank are outstanding. The Administrative Agent shall give prompt notice to each Lender of the appointment or resignation of any Issuing Bank pursuant to this Section 7.07.

ARTICLE VIII
MISCELLANEOUS

    SECTION 8.01. Amendments, Etc.

    (a)   No amendment or waiver of any provision of this Agreement, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders, in the case of any such amendment, waiver or consent of or in respect of this Agreement, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all of the Lenders, do any of the following: (i) waive any of the conditions specified in Section 3.01 or 3.02, (ii) increase the Commitment of any Lender or subject any Lender to any additional obligations, (iii) reduce, or waive the payment of, the principal of, or interest on, the Advances, reimbursement obligations in respect of LC Disbursements, or any fees or other amounts payable to the Lenders ratably hereunder, (iv) postpone any date fixed for any payment of principal of, or interest on, the Advances, reimbursement obligations in respect of LC Disbursements, or any fees or other amounts payable to the Lenders ratably hereunder, (v) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Lenders, which shall be required for the Lenders or any of them to take any action under this Agreement, or (vi) amend, waive, or in any way modify or suspend any provision requiring the pro rata application of payments or of Section 2.14 or of this Section 8.01; provided further, that no amendment, waiver or consent shall, unless in writing and signed by each Lender affected thereby, reduce, waive or postpone the date of payment of any amount payable to such Lender; and provided, further, that (A) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent and each Issuing Bank in addition to the Lenders required hereinabove to take such action, affect the rights or duties of such Administrative Agent or each Issuing Bank under this Agreement, (B) this Agreement may be amended and restated without the consent of any Lender, the Administrative Agent or any Issuing Bank if, upon giving effect to such amendment and restatement, such Lender, Administrative Agent or such Issuing Bank, as the case may be, shall no longer be a party to this Agreement (as so amended and restated) or have any Commitment or other obligation hereunder and shall have been paid in full all amounts payable hereunder to such Lender, the Administrative Agent or such Issuing Bank, as the case may be, and (C) any Issuing Bank may be appointed and may resign pursuant to Section 7.07, and the LC Commitment of any Issuing Bank may be increased or decreased pursuant to a written agreement between the Borrower and such Issuing Bank, a copy of which shall be delivered to the Administrative Agent, in each case, without the consent of any Lender.

    SECTION 8.02. Notices, Electronic Communications, Etc.

    (a)   All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including telegraphic communication) and mailed, telecopied, e-mailed or delivered, if to the Borrower, at its address at 410 S. Wilmington Street, PEB 19A3, Raleigh, North Carolina  27601, Attention: Assistant Treasurer, Treasury Department, Facsimile no.: (919) 546-7826, e-mail: Thomas.Moses@pgnmail.com; if to any Lender, at its Domestic Lending Office set forth opposite its name on Schedule I hereto; if to SunTrust Bank, as Issuing Bank, at its address at 25 Park Place, 16th Floor, Atlanta, Georgia,

30303, Attention: International Operations, SunTrust Bank, Facsimile no.: (404) 588-8129; if to Citibank, as Issuing Bank, at its address at Global Loans, 1615 Brett Road, Ops III, New Castle, Delaware 19720, Attention: Vilma Marku, Telephone no.: (302) 894-6160, Facsimile no.:(212) 994-0961, e-mail: Vilma.Marku@citi.com; if to Wells Fargo Bank, National Association, as Issuing Bank, at its address at 301 South College Street, 15th Floor, MAC: D1053-153, Charlotte, North Carolina, Attention: Elaine Shue, Telephone no.: (704) 715-3133, Facsimile no.:(877) 487-0377, e-mail: Elaine.shue@wellsfargo.com; and if to the Administrative Agent, at its address at Two Penns Way, Suite 200, New Castle, Delaware 19720, Attention: Bank Loan Syndications, Facsimile no.: (212) 994-0161; or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties or, in the case of any Lender, to the Administrative Agent, each Issuing Bank and the Borrower. All such notices and communications shall be effective when received by the addressee thereof.

    (b)   So long as Citibank or any or any of its Affiliates is the Administrative Agent, materials required to be delivered pursuant to Section 5.01 shall be delivered to the Credit Parties in an electronic medium in a format acceptable to the Credit Parties by email at oploanswebadmin@citigroup.com. The Borrower agrees that the Administrative Agent may make such materials, as well as any other written information, documents, instruments and other material relating to the Borrower, any of its Subsidiaries or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Issuing Banks and the Lenders by posting such notices on DebtDomain or a substantially similar electronic system (the “Platform”). The Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Administrative Agent, its Affiliates, nor any other Credit Party warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Credit Party in connection with the Platform.

    SECTION 8.03. No Waiver; Remedies.

    No failure on the part of any Lender, any Issuing Bank or the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

    SECTION 8.04. Costs, Expenses, Taxes and Indemnification.

    (a)   The Borrower agrees to pay on demand all costs and expenses of the Administrative Agent (and as described in clause (iv) below, the Lenders and each Issuing Bank) in connection with (i) the preparation, execution, negotiation, syndication and delivery of this Agreement and the other documents to be delivered hereunder, (ii) the first Borrowing under this Agreement, (iii) any modification, amendment or supplement to this Agreement and the other documents to be delivered hereunder and (iv) the enforcement of the rights and remedies of the Lenders, each Issuing Bank and the Administrative Agent under this Agreement and the other documents to be delivered hereunder (whether through negotiations or legal proceedings), all the above costs and expenses to include, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent, each Issuing Bank and each of the Lenders with respect thereto.  In addition, the Borrower shall pay any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of this Agreement and the other documents to be delivered hereunder, and agrees to save the Administrative Agent, each Issuing Bank and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes.

    (b)   If (i) due to payments made by the Borrower due to the acceleration of the maturity of the Advances pursuant to Section 6.01 or due to any other reason, any Lender receives payments of principal of any Eurodollar Rate Advance based upon the Eurodollar Rate other than on the last day of the Interest Period for such Advance, or (ii) due to any Conversion of Eurodollar Advance other than on the last day of an Interest Period pursuant to Section 2.12, the Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.  In addition, if the Borrower fails to prepay any Advance on the date for which notice of prepayment has been given, the Borrower shall, upon demand by any Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any losses, costs or expenses (including loss of anticipated profits) that it may reasonably incur as a result of such prepayment not having been made on the date specified by the Borrower for such prepayment.

    (c)   Any and all payments by the Borrower hereunder shall be made, in accordance with Section 2.13, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender, each Issuing Bank and the Administrative Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender, such Issuing Bank or the Administrative Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender, any Issuing Bank or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 8.04) such Lender, such Issuing Bank or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

    (d)   The Borrower will indemnify each Lender, each Issuing Bank and the Administrative Agent for the full amount of Taxes (including, without limitation, any Taxes imposed by any jurisdiction on amounts payable under this Section 8.04) paid by such Lender, such Issuing Bank or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender, such Issuing Bank or the Administrative Agent (as the case may be) makes written demand therefor.

    (e)   Prior to the date of the initial Borrowing or on the date of the Assignment and Acceptance pursuant to which it became a Lender, in the case of each Lender that becomes a Lender by virtue of entering into an Assignment and Acceptance, and from time to time thereafter if requested by the Borrower or the Administrative Agent, each Lender organized under the laws of a jurisdiction outside the United States shall provide the Administrative Agent and the Borrower with the forms prescribed by the Internal Revenue Service of the United States certifying that such Lender is exempt from United States withholding taxes with respect to all payments to be made to such Lender hereunder. If for any reason during the term of this Agreement, any Lender becomes unable to submit the forms referred to above or the information or representations contained therein are no longer accurate in any material respect, such Lender shall notify the Administrative Agent and the Borrower in writing to that effect. Unless the Borrower and the Administrative Agent have received forms or other documents satisfactory to them indicating that payments hereunder are not subject to United States withholding tax, the Borrower or the Administrative Agent shall withhold taxes from such payments at the applicable statutory rate in the case of payments to or for any Lender organized under the laws of a jurisdiction outside the United States.

    (f)   Any Lender claiming any additional amounts payable pursuant to Section 8.04(c) or (d) shall use its reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) (i) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender and (ii) to otherwise minimize the amounts due, or to become due, under Sections 8.04(c) and (d).

    (g)   If the Borrower makes any additional payment to any Issuing Bank or any Lender pursuant to Sections 8.04(c) and (d) in respect of any Taxes, and such Issuing Bank or such Lender determines that it has received (i) a refund of such Taxes or (ii) a credit against or relief or remission for, or a reduction in the amount of, any tax or other governmental charge solely as a result of any deduction or credit for any Taxes with respect to which it has received payments under Sections 8.04(c) and (d), such Issuing Bank or such Lender shall, to the extent that it can do so without prejudice to the retention of such refund, credit, relief, remission or reduction, pay to the Borrower such amount as such Issuing Bank or such Lender shall have determined to be attributable to the deduction or withholding of such Taxes. If such Issuing Bank or such Lender later determines that it was not entitled to such refund, credit, relief, remission or reduction to the full extent of any payment made pursuant to the first sentence of this Section 8.04(g), the Borrower shall upon demand of such Issuing Bank or such Lender promptly repay the amount of such overpayment. Any determination made by such Issuing Bank or such Lender pursuant to this Section 8.04(g) shall in the absence of bad faith or manifest error be conclusive, and nothing in this Section 8.04(g) shall be construed as requiring any Issuing Bank or any Lender to conduct its business or to arrange or alter in any respect its tax or financial affairs so that it is entitled to receive such a refund, credit or reduction or as allowing any Person to inspect any records, including tax returns, of any Issuing Bank or any Lender.

    (h)   The Borrower hereby agrees to indemnify and hold harmless each Lender, each Issuing Bank, the Arrangers, the Syndication Agent, the Administrative Agent, counsel to the Administrative Agent and their respective officers, directors, partners, employees, Affiliates and advisors (each, an “Indemnified Person”) from and against any and all claims, damages, losses, liabilities, costs, or expenses (including reasonable attorney’s fees and expenses, whether or not such Indemnified Person is named as a party to any proceeding or is otherwise subjected to judicial or legal process arising from any such proceeding), joint and several, that may actually be incurred by or asserted or awarded against any Indemnified Person (including, without limitation, in connection with any investigation, litigation or proceeding or the preparation of a defense in connection therewith) in each case by reason of or in connection with the execution, delivery, or performance of this Agreement, or the use by the Borrower of the proceeds of any Extension of Credit (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), except to the extent that such claims, damages, losses, liabilities, costs, or expenses are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of the party seeking indemnification. The Borrower also agrees not to assert any claim against any Indemnified Party on any theory of liability for special or punitive damages arising out of or otherwise relating to this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of any Extension of Credit.

    (i)   Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 8.04 shall survive the payment in full of principal and interest hereunder and the termination of the Commitments.

    SECTION 8.05. Right of Set-off.

    Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Outstanding Credits due and payable pursuant to the provisions of Section 6.01, each Lender and each Issuing Bank are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Issuing Bank to or for the credit or the account of the Borrower now or hereafter existing under this Agreement, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Agreement and although such obligations may be unmatured; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.14(b) and, pending such payment, shall be segregated by such Defaulting

Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender and each Issuing Bank agree promptly to notify the Borrower after any such set-off and application made by such Lender or such Issuing Bank; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and each Issuing Bank under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender or such Issuing Bank may have.

    SECTION 8.06. Binding Effect.

    This Agreement shall become effective when (i) it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have been notified by each Lender and each Issuing Bank that such Lender or such Issuing Bank has executed it and (ii) the conditions precedent set forth in Section 3.01 shall have been satisfied, and this Agreement thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent, each Issuing Bank and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of each Issuing Bank and each Lender.

    SECTION 8.07. Assignments and Participations.

    (a)   Each Lender may, with the consent of the Administrative Agent, each Issuing Bank and the Borrower (each such consent not to be unreasonably withheld or delayed and, in the case of the Borrower, such consent shall not be required if an Event of Default has occurred and is continuing), assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Advances owing to it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement, (ii) the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than the lesser of (A) $10,000,000 and (B) all of such Lender’s rights and obligations and, if the preceding clause (A) is applicable, shall be an integral multiple of $1,000,000, (iii) each such assignment shall be to an Eligible Assignee, and (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance and such parties (other than when Citibank is an assigning party) shall also deliver to the Administrative Agent a processing and recordation fee of $3,500; provided, however, no such assignment shall be made to any Defaulting Lender or any of its Subsidiaries, or any Person, who upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

    (b)   By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01(e) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

    (c)   The Administrative Agent shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance (and copies of the related consents of the Borrower and the Administrative Agent to such assignment) delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

    (d)   Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit B hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.

    (e)   Each Lender may assign to one or more banks or other entities any Advance made by it.

    (f)   Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any promissory note held pursuant to Section 2.01(b) for all purposes of this Agreement, (iv) the Borrower, each Issuing Bank, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) the holder of any such participation, other than an Affiliate of such Lender, shall not be entitled to require such Lender to take or omit to take any action hereunder, except action (A) extending the time for payment of interest on, or the final maturity of any portion of the principal amount of, the Advances or (B) reducing the principal amount of or the rate of interest payable on the Advances. Without limiting the generality of the foregoing: (i) such participating banks or other entities shall be entitled to the cost protection provisions contained in Sections 2.07, 2.11 and 8.04(b) only if, and to the same extent, the Lender from which such participating banks or other entities acquired its participation would, at the time, be entitled to claim thereunder; and (ii) such participating banks or other entities shall also, to the fullest extent permitted by law, be entitled to exercise the rights of set-off contained in Section 8.05 as if such participating banks or other entities were Lenders hereunder.

    (g)   If (i) any Lender (or any bank, financial institution, or other entity to which such Lender has sold a participation) shall make any demand for payment under Section 2.11(b), or (ii) any Lender shall be a Defaulting Lender, then within the time period specified in Section 2.15(b) or within 30 days after any such demand (if, but only if, such demanded payment has been made by the Borrower) (as applicable), the Borrower may, with the approval of the Administrative Agent (which approval shall not be unreasonably withheld) demand that such Lender assign in accordance with this Section 8.07 to one or more Eligible Assignees designated by the Borrower all (but not less than all) of such Lender’s Commitment (if any) and the Advances owing to it no later than the applicable Anniversary Date or within the period ending on the later to occur of such 30th day and the last day of the longest of the then current Interest Periods for such Advances (as applicable), provided that (x) no Event of Default or event that, with the passage of time or the giving of notice, or both, would constitute an Event of Default shall then have occurred and be continuing, (y) the Borrower shall have satisfied all its presently due obligations to such Lender under this Agreement, and (z) if such Eligible Assignee designated by the Borrower is not an existing Lender on the date of such demand, the Borrower shall have delivered to the Administrative Agent an administrative fee of $3,500.  If any such Eligible Assignee designated by the Borrower shall fail to consummate such assignment on terms acceptable to such Lender, or if the Borrower shall fail to designate any such Eligible Assignees for all or part of such Lender’s Commitment or Advances, then such demand by the Borrower shall become ineffective; it being understood for purposes of this subsection (g) that such assignment shall be conclusively deemed to be on terms acceptable to such Lender, and such Lender shall be compelled to consummate such assignment to an Eligible Assignee designated by the Borrower, if such Eligible Assignee (i) shall agree to such assignment by entering into an Assignment and Acceptance in substantially the form of Exhibit B hereto with such Lender and (ii) shall offer compensation to such Lender in an amount equal to all amounts then owing by the

Borrower to such Lender hereunder made by the Borrower to such Lender, whether for principal, interest, fees, costs or expenses (other than the demanded payment referred to above and payable by the Borrower as a condition to the Borrower’s right to demand such assignment), or otherwise.

    (h)   Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any confidential information relating to the Borrower received by it from such Lender.

    (i)   Anything in this Section 8.07 to the contrary notwithstanding, any Lender may (i) assign and pledge all or any portion of its Commitment and the Advances owing to it to any Federal Reserve Bank (and its transferees) as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank; provided, that no such assignment shall release the assigning Lender from its obligations hereunder; or (ii) assign its Commitments, Advances and other rights and obligations hereunder to any of its Affiliates upon notice to, but without the consent of, the Borrower and the Administrative Agent.

    (j)   Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”) of such Granting Lender identified as such in writing from time to time by the Granting Lender to the Administrative Agent, each Issuing Bank and the Borrower, the option to provide to the Borrower all or any part of any Advance that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any such SPC to make any Advance, (ii) if such SPC elects not to exercise such option or otherwise fails to provide all or any part of such Advance, the Granting Lender shall be obligated to make such Advance pursuant to the terms hereof and (iii) no SPC or Granting Lender shall be entitled to receive any greater amount pursuant to Section 2.07 or 2.11 than the Granting Lender would have been entitled to receive had the Granting Lender not otherwise granted such SPC the option to provide any Advance to the Borrower.  The making of an Advance by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Advance were made by such Granting Lender.  Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would otherwise be liable so long as, and to the extent that, the related Granting Lender provides such indemnity or makes such payment.  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against or join any other person in instituting against such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. Notwithstanding the foregoing, the Granting Lender unconditionally agrees to indemnify the Borrower, the Administrative Agent, each Issuing Bank and each Lender against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be incurred by or asserted against the

Borrower, the Administrative Agent, such Issuing Bank or such Lender, as the case may be, in any way relating to or arising as a consequence of any such forbearance or delay in the initiation of any such proceeding against its SPC. Each party hereto hereby acknowledges and agrees that no SPC shall have the rights of a Lender hereunder, such rights being retained by the applicable Granting Lender. Accordingly, and without limiting the foregoing, each party hereby further acknowledges and agrees that no SPC shall have any voting rights hereunder and that the voting rights attributable to any Advance made by an SPC shall be exercised only by the relevant Granting Lender and that each Granting Lender shall serve as the administrative agent and attorney-in-fact for its SPC and shall on behalf of its SPC receive any and all payments made for the benefit of such SPC and take all actions hereunder to the extent, if any, such SPC shall have any rights hereunder. In addition, notwithstanding anything to the contrary contained in this Agreement any SPC may with notice to, but without the prior written consent of any other party hereto, assign all or a portion of its interest in any Advances to the Granting Lender. This Section may not be amended without the prior written consent of each Granting Lender, all or any part of whose Advance is being funded by an SPC at the time of such amendment.

    (k)   In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable Pro Rata Share of Advances or participations in LC Disbursements previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, any Issuing Bank or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Borrowings and LC Disbursements. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this subsection, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

    SECTION 8.08. Waiver of Consequential Damages.

    To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnified Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Extension of Credit or the use of proceeds thereof. No Indemnified Person referred to in Section 8.04(h) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

    SECTION 8.09. USA PATRIOT Act Notice.

    Each Lender that is subject to the Patriot Act, each Issuing Bank and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower pursuant to the requirements of the Patriot Act that it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender, such Issuing Bank or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.

    SECTION 8.10. Tax Disclosure.

    Notwithstanding any agreement between the parties hereto to the contrary, the Borrower (and each employee, representative, or other agent of the Borrower) may disclose to any and all other Persons, without limitation of any kind, the tax treatment and tax structure of this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to the Borrower relating to such tax treatment and tax structure; provided, however, that such disclosure may not be made to the extent required to be kept confidential to comply with any applicable federal or state securities laws.

    SECTION 8.11. Governing Law.

    This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. The Borrower (i) irrevocably submits to the non-exclusive jurisdiction of any New York State court or Federal court sitting in New York City in any action arising out of this Agreement, (ii) agrees that all claims in such action may be decided in such court, (iii) waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum and (iv) consents to the service of process by mail. A final judgment in any such action shall be conclusive and may be enforced in other jurisdictions. Nothing herein shall affect the right of any party to serve legal process in any manner permitted by law or affect its right to bring any action in any other court.

    SECTION 8.12. WAIVER OF JURY TRIAL.

    THE BORROWER, THE ADMINISTRATIVE AGENT, EACH ISSUING BANK AND EACH LENDER EACH HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY AND LAWFULLY DO SO, ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING TO THIS AGREEMENT IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.

    SECTION 8.13. Execution in Counterparts.

    This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

    SECTION 8.14. Severability.

    Any provision of this Agreement that is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction.

    SECTION 8.15. Headings.

    Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

    SECTION 8.16. Entire Agreement.

    This Agreement constitutes the entire contract between the parties relative to the subject matter hereof.  Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement. Except as is expressly provided for herein, nothing in this Agreement, expressed or implied, is intended to confer upon any party other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

    SECTION 8.17. Defaulting Lenders.

    Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i)	facility fees payable under Section 2.03 shall cease to accrue on the unutilized portion of the Commitment of such Defaulting Lender; and

(ii)	the Commitment of such Defaulting Lender shall not be included in determining whether the Majority Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 8.01); provided, that this clause (ii) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification pursuant to clauses (i) through (iv) of Section 8.01.

    In the event that the Administrative Agent and the Borrower agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then on such date such Lender shall purchase at par such of the Advances of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Advances in accordance with its Commitment.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

PROGRESS ENERGY, INC.

By: /s/ Sherri L. Green
Name: Sherri L. Green
Title: Treasurer

CITIBANK, N.A., as Administrative Agent, Issuing Bank and Lender

By: /s/ Maureen Maroney
Name: Maureen Maroney
Title: Vice President

JPMORGAN CHASE BANK, N.A.

By: /s/ Juan J. Javellana
Name: Juan J. Javellana
Title: Executive Director

SUNTRUST BANK,
as Issuing Bank and Lender

By: /s/ Andrew Johnson
Name: Andrew Johnson
Title: Director

THE BANK OF TOKYO-MITSUBISHI
UFJ, LTD.

By: /s/ Nicholas R. Battista
Name: Nicholas R. Battista
Title: Director

BARCLAYS BANK PLC

By: /s/ Ann E. Sutton
Name: Ann E. Sutton
Title: Director

BANK OF AMERICA, N.A.

By: /s/ Mike Mason
Name: Mike Mason
Title: Director

THE ROYAL BANK OF SCOTLAND PLC

By: /s/ Tyler J. McCarthy
Name: Tyler J. McCarthy
Title: Director

WELLS FARGO BANK, N.A.,
as Issuing Bank and Lender

By: /s/ Allison Newman
Name: Allison Newman
Title: Director

MORGAN STANLEY BANK, N.A.

By: /s/ Sherrese Clarke
Name: Sherrese Clarke
Title: Authorized Signatory

BRANCH BANKING AND TRUST COMPANY

By: /s/ Jack M. Frost
Name: Jack M. Frost
Title: Senior Vice President

DEUTSCHE BANK AG
NEW YORK BRANCH

By: /s/ Philippe Sandmeier
Name: Philippe Sandmeier
Title: Managing Director

By: /s/ Ming K. Chu
Name: Ming K. Chu
Title: Vice President

UBS AG, STAMFORD BRANCH

By: /s/ Irja R. Otsa
Name: Irja R. Otsa
Title: Associate Director

By: /s/ Mary E. Evans
Name: Mary E. Evans
Title: Associate Director

WILLIAM STREET COMMITMENT CORPORATION

By: /s/ Mark Walton
Name: Mark Walton
Title: Authorized Signatory

WILLIAM STREET LLC

By: /s/ Mark Walton
Name: Mark Walton
Title: Authorized Signatory

THE BANK OF NEW YORK MELLON

By: /s/ Richard K. Fronapfel, Jr.
Name: Richard K. Fronapfel, Jr.
Title: Vice President

SCHEDULE I

LIST OF COMMITMENTS AND APPLICABLE LENDING OFFICES

Name of Bank	Eurodollar Lending Office	Domestic Lending Office	Commitment
Citibank, N.A.	Two Penns Way, Ste. 200 New Castle, Delaware 19720 Attention: Bank Loan Syndications	Same as Eurodollar Lending Office	$49,115,044.23
JPMorgan Chase Bank, N.A.	500 Stanton Christiana Road 3/Ops2 Newark, Delaware 19713 Attention: Greg Hutchins Telephone: 302.634.4593 Email: greg.hutchins@jpmorgan.com	Same as Eurodollar Lending Office	$62,389,380.53
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	BTM Information Services, Inc. c/o The Bank of Tokyo-Mitsubishi, Ltd., NY Branch 1251 Avenue of the Americas, 12th Floor New York, NY 10020-1104 Attention: Rolando Uy, AVP, Loan Operations Dept. Telephone: 201.413.8570 Telecopier: 201.521.2304 Email: N/A	Same as Eurodollar Lending Office	$42,035,398.23
Barclays Bank PLC	745 Seventh Avenue New York, NY 10019 Attention: May Huang	Same as Eurodollar Lending Office	$44,247,787.61
Bank of America, N.A.	100 N. Tryon St. NC1-007-13-13 Charlotte, NC 28255 Attention: Jacqueline Archuleta	Same as Eurodollar Lending Office	$43,362,831.86
The Royal Bank of Scotland plc	600 Washington Avenue Stamford, CT 06901 Attention: Annette Rodriguez Telephone: 203.897.7648 E-Mail: Annette.Rodriguez@RBS.com	Same as Eurodollar Lending Office	$40,707,964.60
Wells Fargo Bank, N.A.	7711 Plantation Rd., 1st Floor Roanoke, VA 24019-3224 MAC: R4058-010 Attn: Lynn Lumpkin Telephone: 540.561.7077 E-Mail: lynn.lumpkin1@wellsfargo.com	Same as Eurodollar Lending Office	$23,451,327.43
SunTrust Bank	SunTrust Bank Mail Code 1929 303 Peachtree Street, 10th Floor Atlanta, GA 30308	Same as Eurodollar Lending Office	$22,123,893.81
Morgan Stanley Bank, N.A.	1300 Thames Street Warf, 4th Floor Baltimore, Maryland 21231 Attention: Morgan Stanley Loan Servicing	Same as Eurodollar Lending Office	$22,123,893.81
Branch Banking and Trust Company	434 Fayetteville Street, 4th Floor Raleigh, North Carolina 27601 Attention: Jack Frost	Same as Eurodollar Lending Office	$11,061,946.90
Deutsche Bank AG New York Branch	60 Wall Street, 11th Floor New York, NY 10005	Same as Eurodollar Lending Office	$22,123,893.81
UBS AG, Stamford Branch	677 Washington Boulevard Stamford, CT 06901 Attention: Jacques Jin Telecopier: 203-719-3888 Email: sh-obp@ubs.com	Same as Eurodollar Lending Office	$35,398,230.09
William Street Commitment Corporation	200 West Street New York, NY 10282 Facsimile: 212.256.4855	Same as Eurodollar Lending Office	$22,123,893.81
William Street LLC	200 West Street New York, NY 10282 Facsimile: 917.977.3966	Same as Eurodollar Lending Office	$22,123,893.81
The Bank of New York Mellon	One Wall Street 19th Floor New York, NY 10286 Attention: Frank Su, Energy Division Telephone: 212.635.7532 Telecopier: 212.635.7552 Email: fsu@bankofny.com	Same as Eurodollar Lending Office	$15,486,725.66

SCHEDULE II

ADOPTED LETTERS OF CREDIT

ISSUING BANK: SUNTRUST BANK
BORROWER: PROGRESS ENERGY, INC.

Letter of Credit Reference	Letter of Credit Face Amount	Expiry Date
F852386	$500,000.00	4/25/2012
F852387	$1,444,272.00	4/25/2012

EXHIBIT A-1
Form of Notice of Borrowing

NOTICE OF BORROWING

[Date]

Citibank, N.A., as Administrative Agent
   for the Lenders parties to the
   Agreement referred to below
Two Penns Way, Suite 200
New Castle, Delaware 19720

Attention: Bank Loan Syndications

Ladies and Gentlemen:

    The undersigned, Progress Energy, Inc., refers to the Amended and Restated Credit Agreement, dated as of February 15, 2012 (the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, the Lenders thereunder, Citibank, N.A., as Administrative Agent for the Lenders, and the Issuing Banks thereunder, and hereby gives you notice pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Agreement:

(i)	The Business Day of the Proposed Borrowing is ________, 20____.

(ii)	The Type of Advances comprising the Proposed Borrowing is [Base Rate Advances][Eurodollar Rate Advances].

(iii)	The aggregate amount of the Proposed Borrowing is $________ .

(iv)	The Interest Period for each Eurodollar Rate Advance that is an Advance made as part of the Proposed Borrowing is ________ months.

    The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(v)	the representations and warranties contained in Section 4.01 (other than the last sentence of Section 4.01(e) and Section 4.01(f)) of the Credit Agreement are correct, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and (ii) no event has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom, that constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

Very truly yours,

PROGRESS ENERGY, INC.

By__________________________________
Name:
Title:

EXHIBIT A-2
Form of Notice of Conversion
NOTICE OF CONVERSION

[Date]

Citibank, N.A., as Administrative Agent
  for the Lenders parties to the
  Agreement referred to below
Two Penns Way, Suite 200
New Castle, Delaware 19720
Attention: Bank Loan Syndications

Ladies and Gentlemen:

The undersigned, Progress Energy, Inc., refers to the Amended and Restated Credit Agreement, dated as of February 15, 2012 (the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, the Lenders thereunder, Citibank, N.A., as Administrative Agent for the Lenders, and SunTrust Bank, and the Issuing Banks thereunder, and hereby gives you notice pursuant to Section 2.09 of the Credit Agreement that the undersigned hereby requests a Conversion under the Credit Agreement, and in that connection sets forth the terms on which such Conversion (the “Proposed Conversion”) is requested to be made:

(vi)	The Business Day of the Proposed Conversion is ______________, 20____.

(vii)	The Type of, and Interest Period applicable to, the Advances (or portions thereof) proposed to be Converted: ________________.

(viii)	The Type of Advance to which such Advances (or portions thereof) are proposed to be Converted: ________________________.

(ix)	Except in the case of a Conversion to Base Rate Advances, the initial Interest Period to be applicable to the Advances resulting from such Conversion: ______________________________.

(x)	The aggregate amount of Advances (or portions thereof) proposed to be Converted is $________.

    The undersigned hereby certifies that, on the date hereof, and on the date of the Proposed Conversion, no event has occurred and is continuing, or would result from such Proposed Conversion, that constitutes an Event of Default.

Very truly yours,
PROGRESS ENERGY, INC.

By__________________________________
Name:
Title:

EXHIBIT B
Form of Assignment and Acceptance

ASSIGNMENT AND ACCEPTANCE

Dated ________, 20_____

    Reference is made to the Amended and Restated Credit Agreement, dated as of February 15, 2012 (as amended, modified and supplemented from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among Progress Energy, Inc., the Lenders (as defined in the Credit Agreement) thereunder, Citibank, N.A., as Administrative Agent for the Lenders thereunder (the “Administrative Agent”) and the Issuing Banks thereunder.

    __________ (the “Assignor”) and __________ (the “Assignee”) agree as follows:

    1.    The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to all of the Assignor’s rights and obligations under the Credit Agreement as of the date hereof that represents the percentage interest specified on Schedule 1 of all outstanding rights and obligations under the Credit Agreement, including, without limitation, such interest in the Assignor’s Commitment (to the extent it has not been terminated), the Advances owing to the Assignor and, to the extent permitted by applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the transactions governed thereby, including but not limited to contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned hereby. After giving effect to such sale and assignment, the Assignee’s Commitment (if any) and the amount of the Advances owing to the Assignee will be as set forth in Section 2 of Schedule 1.

    2.    The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto.

    3.    The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.01(e) thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender; [and] (vi) specifies as its Domestic Lending Office (and address for notices) and Eurodollar Lending Office the offices set forth beneath its name on the signature pages hereof [and (vii) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty].1

    4.    Following the execution of this Assignment and Acceptance by the Assignor and the Assignee, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent. The effective date of this Assignment and Acceptance shall be the date of acceptance thereof by the Administrative Agent, unless otherwise specified on Schedule 1 hereto (the “Effective Date”).

    5.    Upon such acceptance and recording by the Administrative Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

    6.    Upon such acceptance and recording by the Administrative Agent, from and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Effective Date directly between themselves.

    7.    This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

1 If the Assignee is organized under the laws of a jurisdiction outside the United States.

   IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed by their respective officers thereunto duly authorized, as of the date first above written, such execution being made on Schedule 1 hereto.

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

By:____________________	By:____________________
Name:	Name:
Title:	Title:

Domestic Lending Office (and address for notices):
[Address]

Eurodollar Lending Office:
[Address]

Accepted this _____day of ________, 20_____

CITIBANK, N.A., as Administrative Agent
and Issuing Bank

By_________________________
Name:
Title:

SUNTRUST BANK, as Issuing Bank

By_________________________
Name:
Title:

WELLS FARGO BANK, N.A., as Issuing Bank

By_________________________
Name:
Title:

PROGRESS ENERGY, INC. 2

By__________________________
Name:
Title:

2 If required.

SCHEDULE I

TO

ASSIGNMENT AND ACCEPTANCE

Dated _______________, 20_____

Section 1

Percentage Interest Assigned:	________ %

Section 2

Assignee's Commitment:	$

Aggregate Outstanding Principal Amount of
Advances owing to Assignee:	$

Section 3

Effective Date 3

3 This date should be no earlier than the date of acceptance by the Administrative Agent.

EXHIBIT C-1
Form of Opinion of General Counsel to
Progress Energy Service Company, LLC

[DATE]

To each of the Lenders parties to the Credit
Agreement referred to below, Citibank, N.A., as
Administrative Agent, and the Issuing Banks thereunder

   Re:    Progress Energy, Inc.

Ladies and Gentlemen:

    This opinion is furnished to you by me as General Counsel to Progress Energy Service Company, LLC pursuant to Section 3.01(g) of the Amended and Restated Credit Agreement, dated as of February 15, 2012 (the “Credit Agreement”, the terms defined therein being used herein as therein defined), among Progress Energy, Inc. (the “Borrower”), certain lenders thereunder (the “Lenders”), Citibank, N.A., as Administrative Agent for the Lenders, and the Issuing Banks thereunder.

    In connection with the preparation, execution and delivery of the Credit Agreement, I or attorneys working under my supervision have examined:

(1)	The Credit Agreement.

(2)	The documents furnished by the Borrower pursuant to Section 3.01 of the Credit Agreement.

(3)	The Amended and Restated Articles of Incorporation of the Borrower (the “Charter”).

(4)	The By-Laws of the Borrower and all amendments thereto (the “By-Laws”).

    I or attorneys working under my supervision have also examined the originals, or copies of such other corporate records of the Borrower, certificates of public officials and of officers of the Borrower and agreements, instruments and other documents as I have deemed necessary as a basis for the opinions expressed below.  As to questions of fact material to such opinions, I have, when relevant facts were not independently established by me, relied upon certificates of the Borrower or its officers or of public officials. I have assumed the authenticity of all documents submitted to me as originals, the conformity to originals of all documents submitted as certified or photostatic copies and the authenticity of signatures (other than those of the Borrower), and the due execution and delivery, pursuant to due authorization, of the Credit Agreement by the Lenders and the Administrative Agent and the validity and binding effect thereof on such parties.  For purposes of my opinions expressed in paragraph 1 below as to existence and good standing, I have relied as of their respective dates on certificates of public officials, copies of which are attached hereto as Exhibit A. Whenever the phrase “to my knowledge” is used in this opinion it refers to my actual knowledge and the actual knowledge of the attorneys who work under my supervision and who were involved in the representation of the Borrower in connection with the transactions contemplated by the Credit Agreement.

    I or attorneys working under my supervision are qualified to practice law in the States of North Carolina and Florida, and the opinions expressed herein are limited to the law of the States of North Carolina and Florida, the Federal law of the United States and, in reliance on a certificate issued by the Secretary of State of South Carolina and attached hereto as part of Exhibit A, the laws of the State of South Carolina for purposes of the first sentence of opinion paragraph 1 below.

    Based upon the foregoing and upon such investigation as I have deemed necessary, I am of the following opinion:

    1.    Each of the Borrower and CP&L is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina, and CP&L is duly qualified to do business and in good standing in the State of South Carolina. Each of Florida Power and FPC is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. The Borrower has the corporate power and authority to enter into the transactions contemplated by the Credit Agreement.

    2.    The execution, delivery and performance of the Credit Agreement by the Borrower have been duly authorized by all necessary corporate action on the part of the Borrower and the Credit Agreement has been duly executed and delivered by the Borrower.

    3.    The execution, delivery and performance of the Credit Agreement by the Borrower will not (i) violate the Charter or the By-Laws or any law, rule or regulation applicable to the Borrower (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System) or (ii) result in a breach of, or constitute a default under, any judgment, decree or order binding on the Borrower, or any indenture, mortgage, contract or other instrument to which it is a party or by which it is bound.

    4.    No authorization, approval or other action by, and no notice to or filing with any governmental authority or regulatory body is required for the due execution, delivery and performance by the Borrower of the Credit Agreement, other than a notification to the North Carolina Utilities Commission, which has been timely made.

    5.    To my knowledge, except as described in the reports and registration statements that the Borrower, CP&L, FPC and Florida Power have filed with the Securities and Exchange Commission, there are no pending or overtly threatened actions or proceedings against the Borrower or any of such Subsidiaries before any court, governmental agency or arbitrator, that may materially adversely affect the financial condition, operations or properties of the Borrower and its Subsidiaries, taken as a whole.

    The opinions set forth above are subject to the qualification that no opinion is expressed herein as to the enforceability of the Credit Agreement or any other document.

    The foregoing opinions are solely for your benefit and may not be relied upon by any other Person other than (i) any other Person that may become a Lender or Issuing Bank under the Credit Agreement after the date hereof and (ii) Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. and King & Spalding LLP, in connection with their respective opinions delivered on the date hereof under Section 3.01 of the Credit Agreement. This letter speaks only as of the date hereof and may not be relied on by any person with respect to any date after the date hereof. I do not undertake to advise you of any changes in the opinions expressed herein from matters that may hereafter arise or be brought to my attention.

                               Very truly yours,

EXHIBIT C-2
Form of Opinion of Special Counsel for the Borrower

[DATE]

To each of the Lenders parties to the Credit
Agreement referred to below, Citibank, N.A., as
Administrative Agent and an Issuing Bank, and the
other Issuing Banks thereunder

   Re:           Progress Energy, Inc.

Ladies and Gentlemen:

    This opinion is furnished to you by us as counsel for Progress Energy, Inc. (the “Borrower”) pursuant to Section 3.01(g) of the Amended and Restated Credit Agreement, dated as of February 15, 2012 (the “Credit Agreement”, the terms defined therein being used herein as therein defined), among Progress Energy, Inc., certain lenders thereunder (the “Lenders”), Citibank, N.A., as Administrative Agent for the Lenders, and the Issuing Banks thereunder.

    In connection with the preparation, execution and delivery of the Credit Agreement, we have examined:

(1)	The Credit Agreement.

(2)	The documents furnished by the Borrower pursuant to Section 3.01 of the Credit Agreement.

(3)	The opinion letter of even date herewith, addressed to you by David B. Fountain, counsel to the Borrower and delivered in connection with the transactions contemplated by the Credit Agreement (the “Company Opinion Letter”).

    We have also examined the originals, or copies of such other corporate records of the Borrower, certificates of public officials and of officers of the Borrower and agreements, instruments and other documents as we have deemed necessary as a basis for the opinions expressed below. As to questions of fact material to such opinions, we have, when relevant facts were not independently established by us, relied upon certificates of the Borrower or its officers or of public officials. We have assumed the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted as certified or photostatic copies and the authenticity of the originals (other than those of the Borrower), and the due execution and delivery, pursuant to due authorization, of the Credit Agreement by the Lenders and the Administrative Agent and the validity and binding effect thereof on such parties. Whenever the phrase “to our knowledge” is used in this opinion it refers to the actual knowledge of the attorneys of this firm involved in the representation of the Borrower without independent investigation.

    We are qualified to practice law in the State of North Carolina, and the opinions expressed herein are limited to the law of the State of North Carolina and the federal law of the United States. To the extent that our opinions expressed herein depend upon opinions expressed in paragraphs 1 through 4 of the Company Opinion Letter, we have relied without independent investigation on the accuracy of the opinions expressed in the Company Opinion Letter, subject to the assumptions, qualifications and limitations set forth in the Company Opinion Letter.

    Based upon the foregoing and upon such investigation as we have deemed necessary, we are of the opinion that:

1.
Based on provisions in the Credit Agreement providing that the Credit Agreement will be governed by the laws of the State of New York, a court of the State of North Carolina, if properly presented with the question, would consider such provisions valid and binding and apply the internal laws of the State of New York as the laws governing the Credit Agreement, unless the court finds that (a) another state or jurisdiction has a materially greater interest than the State of New York, or (b) application of the laws of the State of New York would be contrary to a fundamental public policy of the State of North Carolina. We note, however, that choice-of-law issues are decided on a case-by-case basis, depending on the facts of a particular transaction, and although there is nothing on the face of the documents to lead us to conclude otherwise, we are unable to conclude with certainty that a North Carolina court would give effect to such provisions.

2.
The Credit Agreement provides that it shall be governed by, and construed in accordance with, the laws of the State of New York. If a court of the State of North Carolina or a federal court of the United States of America sitting in the State of North Carolina and applying the conflict of laws principles of North Carolina law (in either case, a “North Carolina Court”) were to hold that the Credit Agreement is governed by, and to be construed in accordance with, the laws of the State of North Carolina, the Credit Agreement would constitute, under the laws of the State of North Carolina, the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforcement may be limited or otherwise affected by (a) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws affecting the rights of creditors generally and (b) principles of equity, whether considered at law or in equity.

    The opinions set forth above are subject to the following additional qualifications:

    (a)    In addition to the application of equitable principles described above, courts have imposed an obligation on contracting parties to act reasonably and in good faith in the exercise of their contractual rights and remedies, and may also apply public policy considerations in limiting the right of parties seeking to obtain indemnification under circumstances where the conduct of such parties is determined to have constituted negligence.

    (b)    No opinion is expressed herein as to (i) Section 8.05 of the Credit Agreement, (ii) the enforceability of provisions purporting to grant to a party conclusive rights of determination, (iii) the availability of specific performance or other equitable remedies, (iv) the enforceability of rights to indemnity under federal or state securities laws or (v) the enforceability of waivers by parties of their respective rights and remedies under law.

    (c)    No opinion is expressed herein as to provisions, if any, in the Credit Agreement, which (i) purport to excuse, release or exculpate a party for liability for or indemnify a party against the consequences of its own acts, (ii) purport to make void any act done in contravention thereof, (iii) purport to authorize a party to make binding determinations in its sole discretion, (iv) relate to the effects of laws which may be enacted in the future, (v) require waivers, consents or amendments to be made only in writing, (vi) purport to waive rights of offset or to create rights of set off other than as provided by statute, (vii) purport to permit acceleration of indebtedness and the exercise of remedies by reason of the occurrence of an immaterial breach of the Credit Agreement or any related document, (viii) provide for the enforcement of forum selection provisions, waivers of defenses, or waivers of jury trials or other waivers of rights or benefits bestowed by operation of law, or (ix) which provide for the award and amount of expenses, including attorneys’ fees.

    The foregoing opinion is solely for your benefit and may not be relied upon by any other Person other than any other Person that may become a Lender or Issuing Bank under the Credit Agreement after the date hereof in accordance with the provisions thereof. This letter speaks only as of the date hereof and may not be relied on by any person with respect to any date after the date hereof. We do not undertake to advise you of any changes in the opinions expressed herein from matters that may hereafter arise or be brought to our attention.

                         Very truly yours,

EXHIBIT D

FORM OF OPINION OF COUNSEL
TO THE ADMINISTRATIVE AGENT

[DATE]

To Citibank, N.A. (“Citibank”), as Administrative
Agent for the Lenders referred to below, and to each
of the Lenders and Issuing Banks parties to the
Credit Agreement referred to below

    Re:           Progress Energy, Inc.

Ladies and Gentlemen:

    We have acted as counsel to the Administrative Agent in connection with the preparation, execution and delivery of the Amended and Restated Credit Agreement, dated as of February 15, 2012 (the “Credit Agreement”, the terms defined therein being used herein as therein defined), among Progress Energy, Inc., certain Lenders from time to time parties thereto, Citibank, N.A., as Administrative Agent for the Lenders, and SunTrust Bank, as Issuing Bank thereunder.

    In this connection, we have examined the following documents:

1.	a counterpart of the Credit Agreement, executed by the parties thereto;

2.	the documents furnished by or on behalf of the Borrower pursuant to subsections (b) through (g) of Section 3.01 of the Credit Agreement, including, without limitation, the opinions of __________ and __________, counsel for the Borrower (the “Borrower Opinions”).

    In our examination of the documents referred to above, we have assumed the authenticity of all such documents submitted to us as originals, the genuineness of all signatures, the due authority of the parties executing such documents and the conformity to the originals of all such documents submitted to us as copies. We have also assumed that you have independently evaluated, and are satisfied with, the creditworthiness of the Borrower and the business terms reflected in the Credit Agreement. We have relied, as to factual matters, on the documents we have examined. We note that we do not represent the Borrower and, accordingly, are not privy to the nature or character of its business. Accordingly, we have assumed that the borrower is subject only to statutes, rules, regulations, judgments, orders and other requirements of law general applicability to corporations doing business in the State of New York.

    To the extent that our opinions expressed below involve conclusions as to matters governed by law other than the law of the State of New York, we have relied upon the Borrower Opinions and have assumed without independent investigation the correctness of the matters set forth therein, our opinions expressed below being subject to the assumptions, qualifications and limitations set forth in the Borrower Opinions.

    Based upon and subject to the foregoing, and subject to the qualifications set forth below, we are of the opinion that the Credit Agreement is the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

    Our opinion is subject to the following qualifications:

    (a)    The enforceability of the Borrower’s obligations under the Credit Agreement is subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar law affecting creditors’ rights generally.

    (b)    The enforceability of the Borrower’s obligations under the Credit Agreement is subject to the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law). Such principles of equity are of general application, and, in applying such principles, a court, among other things, might not allow a contracting party to exercise remedies in respect of a default deemed immaterial, or might decline to order an obligor to perform covenants.

    (c)   We note further that, in addition to the application of equitable principles described above, courts have imposed an obligation on contracting parties to act reasonably and in good faith in the exercise of their contractual rights and remedies, and may also apply public policy considerations in limiting the right of parties seeking to obtain indemnification under circumstances where the conduct of such parties is determined to have constituted negligence.

    (d)   We express no opinion herein as to (i) the enforceability of Section 8.05 of the Credit Agreement, (ii) the enforceability of provisions purporting to grant to a party conclusive rights of determination, (iii) the availability of specific performance or other equitable remedies, (iv) the enforceability of rights to indemnity under federal or state securities laws, or (v) the enforceability of waivers by parties of their respective rights and remedies under law.

    (e)   Our opinions expressed above are limited to the law of the State of New York, and we do not express any opinion herein concerning any other law. Without limiting the generality of the foregoing, we express no opinion as to the effect of the law of any jurisdiction other than the State of New York wherein any Lender may be located or wherein enforcement of the Credit Agreement or the Notes may be sought that limits the rates of interest legally chargeable or collectible.

    (f)   In connection with any provision of the Credit Agreement whereby the Borrower submits to the jurisdiction of any court of competent jurisdiction, we note the limitations of 28 U.S.C. §§1331 and 1332 on Federal court of jurisdiction.

    This opinion letter speaks only as of the date hereof, and we expressly disclaim any responsibility to advise you of any development or circumstance, including changes of law of fact, that may occur after the date of this opinion letter that might affect the opinions expressed herein. This opinion letter is furnished to the addressees hereof solely in connection with the transactions contemplated by the Credit Agreement, is solely for the benefit of the addressees hereof and may not be relied upon by any other Person or for any other purpose without our prior written consent. Notwithstanding the foregoing, this opinion letter may be relied upon by any Person that becomes a Lender or an Issuing Bank after the date hereof in accordance with the provisions of the Credit Agreement as if this opinion letter were addressed and delivered to such Person on the date hereof. Any such reliance must be actual and reasonable under the circumstances existing at the time such Person becomes a Lender or an Issuing Bank, as applicable, taking into account any changes in law or facts and any other developments known to or reasonably knowable by such Person at such time.

                         Very truly yours,

EXHIBIT E

FORM OF COMPLIANCE CERTIFICATE

[Letterhead of Progress Energy, Inc.]

[Date]

To each of the Lenders and Issuing Banks parties to
the Credit Agreement referred to below, Citibank,
N.A., as Administrative Agent

Progress Energy, Inc.

Ladies and Gentlemen:

This compliance certificate is furnished to you pursuant to Section 5.01(i)[(i) or (ii)] of the Amended and Restated Credit Agreement, dated as of February 15, 2012 (the “Credit Agreement”), among Progress Energy, Inc., a North Carolina corporation (the “Borrower”), the lenders parties thereto (the “Lenders”), Citibank, N.A. (“Citibank”), as administrative agent (the “Administrative Agent”) for the Lenders, and the letter of credit issuing banks parties thereto. Terms defined in the Credit Agreement are used herein as therein defined.

1.           As of  [_______], 20_____, the ratio of Consolidated Indebtedness of the Borrower and its Subsidiaries to Total Capitalization was _____ to 1.0, calculated, in accordance with Section 5.01(j) of the Credit Agreement, as follows:

A.           Indebtedness as of such date was $________, calculated as follows:

Current Indebtedness: [List all forms of current Debt]	Amount
__________________________________	$
__________________________________
__________________________________
__________________________________	__________
Total current Indebtedness	$__________

Long-term Indebtedness : [list all forms of long-term Indebtedness]	Amount
__________________________________	$
__________________________________
__________________________________
__________________________________
Total long-term Indebtedness	$__________

Total Indebtedness (current Indebtedness plus long-term Indebtedness )	$__________

B.           Total Capitalization as of such date was $_____, calculated as follows:

Consolidated Indebtedness	$

Preferred Stock	$

Common Stock	$

Retained Earnings	$__________

2.           As of [_______], 20_____, and as of the date hereof, no Event of Default and no event that, with the giving of notice or lapse of time or both, will constitute an Event of Default, has occurred and in continuing.

I hereby certify that the calculations set forth in paragraph 1 hereof were prepared in accordance with GAAP.

Very truly yours,

PROGRESS ENERGY, INC.

By______________________________________
     Name:
     Title: